Item 9 (a)(1)
               OFFERING CIRCULAR AND CONSENT SOLICITATION

                   RICHARDSON ELECTRONICS, LTD.

                        Offer to Exchange

                               Its

8 1/4% Convertible Senior Subordinated Debentures due June 15, 2006
 (between $25,000,000 and $40,000,000 aggregate principal amount)

                             for Its

 7 1/4% Convertible Subordinated Debentures due December 15, 2006
            ($70,825,000 principal amount outstanding)

                               and

                     Solicitation of Consents
               (collectively the "Exchange Offer")

THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 31, 1997, UNLESS EXTENDED (THE "EXPIRATION DATE"). OLD DEBENTURES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN, AND CONSENTS GRANTED PURSUANT TO THE EXCHANGE OFFER MAY BE REVOKED, AT ANY TIME PRIOR TO 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THE EXPIRATION DATE.


     Richardson Electronics, Ltd. ("Richardson" or the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Offering Circular and Consent Solicitation (the "Offering Circular") and in the accompanying Consent and Letter of Transmittal, the terms of which are incorporated by reference, to exchange $1,000 principal amount of its 8-1/4% Convertible Senior Subordinated Debentures due June 15, 2006 (the "New Debentures") for each $1,000 of its 7-1/4% Subordinated Convertible Debentures due December 15, 2006 (the "Old Debentures") (the "Tender Portion" of the Exchange Offer). The Tender Portion of the Exchange Offer is for not less than $25,000,000 and not more than $40,000,000 aggregate principal amount of Old Debentures, subject to the Company's right, in its sole discretion, to accept a lesser or greater aggregate principal amount of Old Debentures for exchange. There are currently $70,825,000 aggregate principal amount of Old Debentures outstanding and held by persons other than the Company.

     The Company is also soliciting (the "Solicitation" portion of the Exchange Offer) consents ("Consents") from holders of the Old Debentures (the "Debentureholders") representing at least a majority in aggregate principal amount of the outstanding Old Debentures (the "Requisite Consents") to certain amendments described herein (the "Proposed Amendments") to the indenture under
which the Old Debentures were issued (the "Old Indenture").   While the Tender
Portion of the Exchange Offer is not conditioned upon the Company receiving the Requisite Consents, the Proposed Amendments will not become effective on the remaining Old Debentures unless the current majority of the Old Debentures give such Consents. Unless otherwise specified, the term "Exchange Offer" includes the Tender Portion and the Solicitation.

     The date of this Offering Circular and Consent Solicitation is December 18, 1996.

     The New Debentures will be senior in right of payment to, and will mature prior to, the Old Debentures, and will be subordinated in right of payment to all Senior Indebtedness (as defined) of the Company. As of December 16, 1996, the aggregate amount of Senior Indebtedness was $31,000,000. As with the Old Debentures, the Indenture for the New Debentures (the "New Indenture") does not limit or prohibit the incurrence of additional Senior Indebtedness. The New Debentures will be convertible at any time prior to maturity (unless previously redeemed) into shares of common stock of the Company, par value $.05 per share (the "Common Stock"), at a conversion price of $18.00 per share. The Old Debentures are convertible into Common Stock at a conversion price of $21.14 per share. The conversion prices are subject to adjustment under certain circumstances. On December 16, 1996 the closing price of the Common Stock on the Nasdaq National Market was $9.00 per share.

     The New Debentures will bear interest at the rate of 8-1/4% from the date of exchange payable semiannually in cash on each June 15 and December 15 (each such date an "Interest Payment Date") commencing June 15, 1997. Holders of Old Debentures accepted for exchange in the Exchange Offer will receive accrued interest on such Old Debentures from December 15, 1996 to the date of exchange at the stated 7-1/4% interest rate.

     As with the Old Debentures currently outstanding, the Company has the option to redeem the New Debentures at any time, in whole or in part, at 100% of the principal amount of the New Debentures, plus accrued interest to the redemption date.

     If the Proposed Amendments become effective, each nonexchanging Debentureholder will be bound by such amendments, whether or not such Debentureholder consented to the Proposed Amendments. Consummation of the Exchange Offer and adoption of the Proposed Amendments may have adverse consequences for Debentureholders who elect not to tender in the Exchange Offer or, although tendering, do not receive New Debentures in exchange for their Old Debentures because fewer than all of the Old Debentures are accepted for exchange by the Company. See "Certain Considerations For Nonexchanging Debentureholders."

     The principal purpose of the Exchange Offer is to improve the Company's future liquidity and capital position through the Tender Portion of the Exchange Offer by substantially eliminating the sinking fund payments of $6,225,000 annually under the Old Debentures. The Company believes this will enable it to redeploy such funds into new and/or existing business areas. As a result of open market purchases of Old Debentures, the Company has substantially satisfied its sinking fund obligations until December 15, 1998. To a lesser extent, while the Company has no present intentions of significantly altering its current dividend or stock repurchase policies, the Proposed Amendments will allow the Company more flexibility in its ability to pay future
dividends on, or make future repurchases of, shares of its Common Stock.   As
such, management believes that the overall Exchange Offer will (i) increase the Company's ability to obtain additional equity financing, and (ii) enhance the Company's ability to take advantage of certain possible future acquisitions and/or future stock repurchases should market conditions permit.
At the date of exchange the Company will increase such availability as of August 31, 1996 from $13,100,000 to $21,900,000.

     On December 16, 1996 the Old Debentures were quoted in the over-the-counter market at 86 bid and 88 asked (expressed as a percentage of the principal amount). Debentureholders are urged to obtain current market quotations for their Old Debentures. There is no assurance that an active market in the New Debentures will develop or that a market will continue for Old Debentures and no assurance as to the prices at which the New Debentures or Old Debentures may be traded in the future.

     THE EXCHANGE OFFER IS BEING MADE BY THE COMPANY IN RELIANCE ON THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AFFORDED BY SECTION 3(A)(9) THEREOF. THE COMPANY, THEREFORE, WILL NOT PAY ANY COMMISSION OR OTHER REMUNERATION TO ANY BROKER, DEALER, SALESMAN OR OTHER PERSON FOR SOLICITING TENDERS OF THE OLD DEBENTURES OR CONSENTS TO THE PROPOSED AMENDMENTS. REGULAR EMPLOYEES OF THE COMPANY, WHO WILL NOT RECEIVE ADDITIONAL COMPENSATION THEREFOR, MAY SOLICIT TENDERS AND CONSENTS FROM DEBENTUREHOLDERS. NEITHER THIS TRANSACTION NOR THE SECURITIES OFFERED HEREBY HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE
INFORMATION CONTAINED IN THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Company has no arrangement or understanding with any broker, dealer, salesman or other person to solicit tenders of Old Debentures or Consents. No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained or incorporated by reference in this Offering Circular and, if given or made, such other information or representations should not be relied upon as having been authorized by the Company. This Offering Circular does not constitute an offer to any person in any jurisdiction in which that offer would be unlawful, and the Company will not accept tenders from Debentureholders in any jurisdiction in which such acceptance would not be in compliance with the securities or Blue Sky laws of such jurisdiction. Neither the delivery of this Offering Circular nor the exchange of New Debentures for Old Debentures pursuant to the Exchange Offer shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

     Forum Capital Markets L.P. ("Forum Capital") is acting as Financial Advisor to the Company in connection with the Exchange Offer, and will be compensated therefor. For information regarding (i) the relationship of Forum Capital and certain of its principals to the Company; and (ii) the fees to be paid to, and indemnification provided for Forum Capital as part of the Exchange Offer, see "The Exchange Offer - Financial Advisor".

     Old Debentures held by officers or directors of the Company who elect to tender them will be exchanged under the terms of the Exchange Offer on the same terms and basis as all other Debentureholders.

     American National Bank and Trust Company of Chicago (the "Exchange Agent") has agreed to provide services as Exchange Agent for the Exchange Offer. If Debentureholders or their agents require assistance with the Exchange Offer or additional copies of this Offering Circular and/or the Consent and Letter of Transmittal, please contact the Exchange Agent as set forth at the end of this Offering Circular by calling Anjali Gottreich or Elizabeth Nelson at phone number (312) 661-6055 or via fax at (312) 661-6491.

     Questions regarding the Exchange Offer generally, as well as requests for additional copies of the Offering Circular and other information, may also be directed to William G. Seils, Senior Vice President, General Counsel and Secretary of the Company, at Richardson Electronics, Ltd., 40W267 Keslinger Road, LaFox, Illinois 60147, telephone (630) 208-2370.

                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following regional offices of the
Commission: 13th Floor, Seven World Trade Center, New York, New York 10048 and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington,
D.C. 20549, at prescribed prices. Such reports, proxy statements and other information may also be obtained from the Company, upon oral or written request of any Debentureholder, at Richardson Electronics, Ltd., 40W267 Keslinger Road, LaFox, Illinois 60147, telephone (630) 208-2370, Attention:
Secretary. The Offering Circular has been included as an exhibit to the Company's Issuer Tender Offer Statement on Schedule 13E-4 which has been filed with the Commission pursuant to the Exchange Act. The Company has also filed with the Commission an application on Form T-1 under the Trust Indenture Act of 1939, as amended (the "TIA"), which contains additional information about the New Indenture. Such documents and any amendments thereto may be examined, and copies may be obtained from the Commission in the manner set forth above. Copies of the New Indenture and the Old Indenture may also be obtained from the Company upon request to the Company at its principal executive offices. The Commission maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.


               FORM 10-K, 10-Q AND PROXY STATEMENT

     The Company's Annual Report on Form 10-K for its Fiscal Year ended May 31, 1996 (other than exhibits), its Form 10-Q for the quarter ended August 31, 1996 (other than exhibits) and its Proxy Statement for its Annual Meeting of Stockholders held on October 1, 1996 which accompany this Offering Circular and are hereby incorporated herein by reference thereto provide recent information about the Company, its business, financial condition and results of operations, its stock, the Old Debentures, its officers, directors and affiliates, and litigation in which it is involved. DEBENTUREHOLDERS ARE URGED TO READ SUCH ACCOMPANYING DOCUMENTS CAREFULLY, AS IT MAY BE HELPFUL IN DECIDING WHETHER OR NOT TO EXCHANGE OLD DEBENTURES ON THE TERMS OFFERED HEREIN OR TO CONSENT TO THE PROPOSED AMENDMENTS. EXHIBITS TO THE COMPANY'S FORMS 10-K AND 10-Q ARE NOT INCLUDED. THE COMPANY WILL FURNISH TO ANY DEBENTUREHOLDER A COPY OF ANY OF SUCH EXHIBITS UPON REQUEST MADE TO THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES AT THE ADDRESS SET FORTH UNDER "AVAILABLE INFORMATION."

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offering Circular and prior to the Expiration Date shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Circular.

                             SUMMARY

     The following summary is qualified in its entirety by the more detailed information contained elsewhere in this Offering Circular and the accompanying financial statements.

The Company

     Richardson is a Delaware corporation, which along with its predecessors has been in business since 1947. The Company operates in one industry as a specialized, international, value-added distributor of electronic components, including vacuum tubes, power semiconductors, related electronic components and components for security systems. These devices are primarily used to control, switch or amplify electrical power or signals, or as display devices in a variety of industrial, communication, scientific and other applications. The Company offers a wide range of value-added services, including among others, labeling, testing, kitting and repackaging. The Company manufactures certain of the electron tubes and other components it distributes. The Company's worldwide customer base of more than 80,000 is served by 60 sales offices, including 23 outside North America. Richardson's customers include:
industrial users, original equipment manufacturers, repair service organizations and other distributors. Richardson's principal executive offices are located at 40W267 Keslinger Road, LaFox, IL 60147 and its telephone number is (630) 208-2200.


Purpose and Effects of The Exchange Offer

     The principal purpose of the Exchange Offer is to improve the Company's future liquidity and capital position through the Tender Portion of the Exchange Offer by substantially eliminating the sinking fund payments of $6,225,000 annually under the Old Debentures. The Company believes this will enable it to redeploy such funds into new and/or existing business areas. As a result of open market purchases of Old Debentures, the Company has substantially satisfied its sinking fund obligations until December 15, 1998. To a lesser extent, while the Company has no present intentions of significantly altering its current dividend or stock repurchase policies, the Proposed Amendments will allow the Company more flexibility in its ability to pay future
dividends on, or make future repurchases of shares of its Common Stock.   As
such, management believes that the overall Exchange Offer will (i) increase the Company's ability to obtain additional equity financing and (ii) enhance the Company's ability to take advantage of certain possible future acquisitions and/or future stock repurchases should market conditions permit. At the date of exchange the Company will increase such availability as of August 31, 1996 from $13,100,000 to $21,900,000.

     Registered holders of Old Debentures who validly tender in the Exchange Offer and receive New Debentures will be consenting to the Proposed Amendments, and will benefit from certain provisions of the New Debentures, including (1) an increase in the interest rate to 8-1/4% from 7-1/4% per annum, and (2) a reduction in the conversion price from $21.14 per share to $18.00 per share.

     In addition, the New Debentures will rank senior in right of payment to, and will mature prior to, the Old Debentures.

     See "Purpose and Effects of the Tender Portion of the Exchange Offer and the Proposed Amendments."

     For a summary of the consequences to the holders of Old Debentures who do not exchange their Old Debentures in the Exchange Offer, see "Summary - Certain Consequences to Non-Exchanging Holders."

Market for the New Debentures

     Prior to the Exchange Offer, there has been no public market for the New Debentures and the New Debentures will not be listed on any national securities exchange. The Company has been advised by Forum Capital that it intends to make a market in both the New Debentures and the Old Debentures; however, there can be no assurance as to the extent to which a trading market, if any, will develop for the New Debentures and/or continue for the Old Debentures.

The Exchange Offer

The Tender Portion       For each $1,000 principal amount of Old
                         Debentures properly tendered and accepted for exchange, the exchanging holder will receive
                         $1,000 principal amount of New Debentures.

The Consents             Registered holders of Old Debentures who tender
                         in the Exchange Offer and such holders who separately execute the Consent are consenting to an amendment to the Old Indenture which would (i) modify the covenant limiting distributions and dividends by increasing the amount available to the Company for such purpose as of August 31, 1996 from $13,100,000 to $21,900,000, and (ii)
                         modify the covenant providing for an Event of Default if a default occurs under other
                         Indebtedness by increasing the amount of such other Indebtedness in default which would be a cause for an Event of Default under the Old
                         Debentures from $1,000,000 to $5,000,000.  If a
                         majority or more in principal amount of the outstanding Old Debentures are accepted for exchange in the Exchange Offer or Consent to the Proposed Amendments, the Proposed Amendments will become effective.

Expiration Date          The Exchange Offer expires at 12:00 Midnight, New
                         York City time, on January 31, 1997, unless extended by the Company. The date of such expiration, as such may be extended pursuant to the procedures described herein and is referred to herein as the "Expiration Date."

Holders Entitled to Participate    Debentureholders who wish to tender Old
                                   Debentures for exchange must deliver
                                   certificates for the Old Debentures and
                                   thus there is no record date.  Any
                                   Debentureholder wishing only to consent to the Proposed Amendments may do so by executing and delivering a Consent and that Debentureholder or any subsequent holder of those Old Debentures may withdraw the Consent at any time prior to the Company certifying to the Trustee that the Requisite Consents have been received. See
                                   "The Exchange Offer."

Withdrawal Rights        Old Debentures tendered in the Exchange Offer may be
                         withdrawn at any time prior to the Expiration Date, and unless previously accepted for exchange by the Company pursuant to the Exchange Offer, also may be withdrawn at any time after February 28, 1997. Consents may be revoked at any time prior to the date the Company certifies to the Trustee that the Requisite Consents have been received.

Conditions of the Tender Portion   The Company's obligation to complete the
                                   Tender Portion of the Exchange Offer is
                                   subject to: (i) Old Debentures representing not less than $25,000,000 in aggregate outstanding principal amount of the Old
                                   Debentures being validly tendered and not withdrawn prior to the Expiration Date (the
                                   "Minimum Condition"), and (ii) certain
                                   other customary conditions.  Any of the
                                   foregoing conditions may be waived by the Company.

Conditions to the Consents    Consents to the adoption of the Proposed
                              Amendments are required to be received from a majority in principal amount of the outstanding
                              Old Debentures to permit the Company to effect the Proposed Amendments. If such Consents are received the Company will proceed with the Proposed Amendments whether or not the conditions to the Tender Portion of the Exchange Offer are satisfied or it is completed.


Procedures for Tendering
Old Debentures and Consenting Debentureholders electing to accept the Exchange
                              Offer or to Consent to the Proposed Amendments must complete, sign, date and deliver the accompanying Consent and Letter of Transmittal (the "Letter of Transmittal") to the Exchange Agent in accordance with the instructions contained therein. Debentureholders who accept the Exchange Offer must Consent to the adoption of the Proposed Amendments. If the Consent portion of the Letter of Transmittal is not completed but the Letter of Transmittal is otherwise completed, signed and dated, the tendering Debentureholder will be deemed to have consented to the Proposed Amendments as of the Expiration Date. Debentureholders who do not accept the Exchange Offer may Consent to the Proposed Amendments. Tenders of Old Debentures with respect to the Exchange Offer will be accepted only in principal amounts of $1,000 and integral multiples thereof. Only registered holders of Old Debentures can effectively Consent to the Proposed Amendments. HOLDERS OF OLD DEBENTURES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE ARE URGED TO CONTACT SUCH REGISTERED HOLDER PROMPTLY IF SUCH HOLDER DESIRES TO TENDER OLD DEBENTURES. Certain financial institutions may also effect tenders by book-entry delivery. LETTERS OF TRANSMITTAL AND OLD DEBENTURES SHOULD NOT BE SENT TO THE COMPANY.

Delivery of New Debentures    Upon satisfaction or waiver of the conditions to
                              the Exchange Offer, the Company will accept all Old Debentures up to an aggregate of $40,000,000 in principal amount (or such additional amount, if any, which the Company determines, in its sole discretion, to accept) properly tendered and will issue the New Debentures promptly following acceptance for exchange of the Old Debentures.
                              If fewer than all of the Old Debentures tendered for exchange are to be accepted by the Company, the Company will accept the Old Debentures tendered up to the amount to be accepted on a pro-rata basis.

Certain Tax Considerations    The Company believes that the exchange of Old
                              Debentures for New Debentures will not be a taxable transaction for federal income tax purposes. However, if the New Debentures are issued with original issue discount, a holder of New Debentures will have gross income in the amount of original issue discount accrued thereon. Holders of Old Debentures should read carefully "Certain Federal Income Tax
                              Considerations" and are urged to consult their own tax advisors.

Certain Consequences to
Non-Exchanging Holders        The completion of the Exchange Offer will have
                              significant adverse consequences for non-exchanging holders of the Old Debentures. The interest rate on the Old Debentures is 1% less than on the New Debentures, the conversion price is $21.14 per share compared to $18.00 per share for the New Debentures and the New Debentures mature prior to the Old Debentures. The New
                              Debentures will also rank senior in right of payment to the Old Debentures. Accordingly, holders of New Debentures will have claims in bankruptcy or liquidation of the Company prior to those of the holders of unexchanged Old
                              Debentures, which would in all likelihood reduce the amounts realizable on Old Debentureholders' claims in the event of bankruptcy.

                              Along with the aforementioned factors, the reduced amount of outstanding Old Debentures as a result of consummation of the Exchange Offer may adversely affect the trading market, liquidity and market price of the Old
                              Debentures.  In addition, application of Old
                              Debentures accepted for exchange to fulfill sinking fund obligations will extend the average life of the unexchanged Old Debentures. Accordingly, if the Exchange Offer is consummated for in excess of $50,075,000 aggregate principal amount of Old
                              Debentures, the Company would not be obligated to make any sinking fund payments on the Old Debentures prior to their final maturity in 2006.

Interest The New Debentures will bear interest at the rate of 8-1/4% from the date of exchange. Holders of Old Debentures accepted for exchange in the Exchange Offer will receive accrued interest on such Old Debentures from December 15, 1996 to the date of exchange at the stated 7-1/4% interest rate. See "The Exchange Offer - Acceptance of Old Debentures for Exchange; Delivery of New Debentures."

Future Purchases of
Old Debentures           Although the Company has no current plan or
                         intention to do so, it reserves the right in its sole discretion to purchase or make offers for any Old Debentures that remain outstanding subsequent to the Expiration Date, or as set forth under "The Exchange Offer - Conditions of the Exchange Offer," to terminate the Exchange
                         Offer and, to the extent permitted by applicable law, purchase Old Debentures in the open market, in privately negotiated transactions or otherwise.

Exchange Agent           American National Bank and Trust Company of
                         Chicago is serving as Exchange Agent in
                         connection with the Exchange Offer. For additional copies of the offering circular or letter of transmittal please contact the exchange agent at American National Bank and Trust
                         Company of Chicago, 33 North LaSalle Street, 13th
                         Floor, Chicago, Illinois 60690, Attn: Anjali
                         Gottreich or Elizabeth Nelson or by telephone at
                         (312) 661-6055.

Further Information      For further information, contact the Company at
                         (630) 208-2370, Attention: William G.  Seils.


The New Debentures

  Interest Payments; Accrued Interest   Cash interest on the New Debentures
                                        will accrue from the date of exchange
                                        at the rate of 8-1/4% per annum, and
                                        will be payable semi-annually on each
                                        June 15 and December 15, commencing
                                        June 15, 1997.  Holders of Old
                                        Debentures accepted for exchange in
                                        the Exchange Offer will receive
                                        accrued interest on such Old
                                        Debentures from December 15, 1996 to
                                        the date of exchange at the stated
                                        7-1/4% interest rate.

  Mandatory Sinking Fund           None.

  Optional Redemption         The Company has the option to redeem the
                              New Debentures, in whole or in part, at any time at 100% of principal amount, plus accrued interest to the date of redemption.

  Subordination               The New Debentures are subordinated in
                              right of payment to all existing and future
                              Senior Indebtedness (as defined in the New
                              Indenture). The New Indentures will rank senior in right of payment to the Old
                              Debentures.

  Conversion                  Convertible into Common Stock at $18.00 per
                              share at any time prior to maturity or
                              earlier redemption, subject to adjustment under certain conditions.

  Common Stock                The Common Stock is traded on the Nasdaq
                              National Market under the symbol "RELL."

Comparison of New Debentures and Old Debentures

     The following table compares the principal features of the New Debentures and the Old Debentures. Such comparison is a summary which does not purport to be complete and is qualified in its entirety by reference to the New Debentures, the New Indenture, the Old Debentures and the Old Indenture. For further details, see "Description of the New Debentures" and "Description of the Old Debentures." Terms not otherwise defined herein have the meaning set forth in the applicable indenture.

                            NEW DEBENTURES           OLD DEBENTURES

Aggregate Principal Amount   $25,000,000 to        $70,825,000 (other than
                             $40,000,000.          those held by Company).

Maturity                     June 15, 2006.        December 15, 2006.

Interest Rate                8-1/4% per annum,     7-1/4% per annum.
                             retroactive to the
                             date of exchange.

Trustee                      American National     First Trust of Illinois,
                             Bank and Trust        National Association.
                             Company of Chicago.

Conversion Price             $18.00 per share,     $21.14 per share,
                             subject to certain    subject to certain
                             adjustments after     adjustments.
                             issuance.

Interest Payment Dates       June 15, December 15. June 15, December 15.


Optional Redemption          At any time at 100%   At any time at 100% of
                             of principal amount   principal amount plus
                             plus accrued interest. accrued interest.

Sinking Fund Provisions      None.                 On each December 15
                                                   commencing December 15,
                                                   1996 through and
                                                   including December 15,
                                                   2005, the Company must
                                                   deposit with the Trustee
                                                   cash or Old Debentures
                                                   equal in amount to
                                                   $6,225,000.  SEE
                                                   "CERTAIN CONSEQUENCES
                                                   TO NON-EXCHANGING
                                                   HOLDERS OF OLD
                                                   DEBENTURES."

Sinking Fund Timing           N/A                  Based upon open market
                                                   purchases of Old
                                                   Debentures, the Company
                                                   has substantially
                                                   satisfied its sinking
                                                   fund obligations until
                                                   December 15, 1998.

Ranking                      The New Debentures     The Old Debentures are
                             will be unsecured      unsecured obligations
                             obligations of the     of the Company,
                             Company, subordinated  subordinated to all Senior
                             to all Senior          indebtedness (as defined
                             Indebtedness (as       in the Old Indenture,
                             defined in the New     including, without
                             Indenture) of the      limitation, the New
                             Company.  The New      Debentures) of the Company.
                             Debentures will rank   As of December 16, 1996
                             senior in right of     the aggregate amount of
                             payment to the Old     such Senior Indebtedness
                             Debentures.  As of     was $31,000,000.  If the
                             December 16, 1996      Exchange Offer is
                             the aggregate amount   consummated, Senior
                             of Senior Indebtedness Indebtedness will
                             was $31,000,000.       increase by the
                                                    aggregate principal
                                                    amount of New Debentures
                                                    issued in exchange for
                                                    Old Debentures.

Limitations on Future
 Indebtedness                None.                  None.

Dividend and Stock
 Purchase
Restrictions                May not exceed the      May not exceed the sum
                            sum of (a) cumulative   of (a) cumulative net
                            net income earned after income earned after
                            May 31, 1996, (b) net   May 31, 1986, (b) net
                            proceeds of the sale    proceeds of the sale or
                            or issuance of stock    issuance of stock of the
                            of the Company after    Company after May 31,
                            May 31, 1996, plus (c)  1986, plus (c)
                            $20,000,000. As of the  $5,000,000.  At August
                            date of exchange the    31, 1996 the Company
                            amount available as of  had $13,100,000
                            August 31, 1996 will    available under such
                            increase to $21,900,000 test.  THE PROPOSED
                            from $13,100,000.       AMENDMENTS WOULD MODIFY
                                                    THIS RESTRICTION TO BE
                                                    THE SAME AS THE NEW
                                                    DEBENTURES.

Events of Default           Non-payment of          Non-payment of principal
                            principal when due,     when due, certain voluntary
                            certain voluntary acts  acts in connection with
                            in connection with      bankruptcy, and after the
                            bankruptcy, and after   passage of time or notice
                            the passage of time     or both upon the occurrence
                            or notice or both upon  of certain other events,
                            the occurrence of       including, without
                            certain other events,   limitation, non-payment
                            including, without      of interest, non-
                            limitation, non-        compliance with Company's
                            payment of interest,    other obligations under
                            non-compliance with     the New Debentures or New
                            Company's other         Indenture, certain
                            obligations under       involuntary acts in
                            the New Debentures      connection with bankruptcy,
                            or New Indenture,       and default on other
                            certain involuntary     Indebtedness in excess
                            acts in connection      of $1,000,000.  THE
                            with bankruptcy, and    PROPOSED AMENDMENTS
                            default on other        WOULD MODIFY THIS
                            Indebtedness in         RESTRICTION TO BE THE
                            excess of $5,000,000.   SAME AS THE NEW
                                                    DEBENTURES.


               SELECTED CONSOLIDATED FINANCIAL DATA

     The selected historical consolidated financial data for the Company presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for and as of the end of each of the three years ended May 31, 1996 are derived from the audited consolidated financial statements of the Company. The data that is presented for and as of the end of each of the three months ended August 31, 1996 and 1995 is unaudited; however, in the opinion of management, such data includes all adjustments (which were of a normal recurring nature) necessary for a fair presentation of the information set forth therein. This data should be read in conjunction with the Company's consolidated financial statements and the related notes thereto and Management's
Discussion and Analysis of Financial Condition and Results of Operations, which are set forth in the Company's Forms 10-K and 10-Q, each of which accompany this Offering Circular. Except for the historical information contained therein and herein, the matters discussed therein are forward-looking statements relating to future events which involve certain risks and uncertainties, including those identified therein and herein.

                            THREE MONTHS ENDED
                                  AUGUST 31                   YEARS ENDED MAY 31

                               1996         1995           1996       1995      1994

Statement of Operations Data:
Net sales                      $57,544      $57,201        $239,667   $208,118  $172,094

Income before extraordinary
 item                          $ 1,293      $ 1,730        $  8,111   $  2,481  $(19,809)
Extraordinary gain on bonds,
  net of tax                      --           --             --           527      --
                               _______      _______        ________   ________  _________

Net income                     $ 1,293      $ 1,730        $  8,111   $  3,008  $(19,809)
                               =======      =======        ========   ========  =========

Net income per share:
Income before extraordinary
 item                          $   .11      $   .15        $   .68    $   .21   $  (1.75)

Extraordinary gain on bonds,
 net of tax                       --           --             --          .05      --
                               _______      _______        ________   ________  _________

Net income                     $   .11      $   .15        $   .68    $   .26   $  (1.75)
                               =======      =======        ========   ========  =========

Average shares outstanding      12,209       11,710         12,002     11,566    11,299
                               =======      =======        ========   ========  =========

Note: 1995 results include an after tax charge of $2.3 million, or $.20 per share, for settlement of a claim related to a 1989 contract. 1994 results include a provision of $19.5 million, after tax, or $1.73 per share, for the phase down of the Company's manufacturing operations.



                       OTHER FINANCIAL DATA

     The ratio of earnings to fixed charges for the three months ended August 31, 1996 and 1995, and the years ended May 31, 1996 and 1995 and as adjusted to give effect to the exchange of Old Debentures for New Debentures in the Exchange Offer (assuming the maximum amount of the Old Debentures are tendered as of the beginning of each of the periods presented), are set forth below:

                         THREE MONTHS ENDED
                              AUGUST 31           YEARS ENDED MAY 31

                           1996      1995         1996   1995   1994
Ratio of earnings to
 fixed charges
   Historical              2.07      2.77         2.81   1.41    N.A.
   Proforma                1.96      2.60         2.65   1.32    N.A.


"Ratio of earnings to fixed charges" is based on income before interest expense, taxes and extraordinary item divided by interest expense. Proforma calculations assume $40.0 million of the 7.25% convertible debentures were exchanged for the 8.25% convertible debentures in each of the respective periods presented.


                       CURRENT DEVELOPMENTS

     On November 7, 1996 the Company engaged Bruce W. Johnson, age 55, as its President and Chief Operating Officer and elected him as an additional member of the Board of Directors. Before joining the Company, Mr. Johnson was President of Premier Industrial Corporation, a New York Stock Exchange listed company, which is a full service, business to business supplier of electronic components for industrial and consumer products, essential maintenance and repair products for industrial, commercial and institutional applications, and manufacturer of high-performance fire-fighting equipment, and also served as Chief Operating Officer of its Electronics Group, holding those positions from January 1992 through January 1996, and for more than five years prior thereto was Executive Vice President of Premier Industrial Corporation. Premier was acquired by Farnell Ltd. in April 1996. Pursuant to an employment agreement entered into as of November 7, 1996 Mr. Johnson will be receiving a base salary of $300,000 per annum with an opportunity for bonus of 50% of his base compensation, if the corporation meets its goal earnings per share for the year with a pro-rata portion of such amount paid for earnings per share between the prior year's earnings per share and the current year's goal and no bonus if earnings per share are less than the prior years earnings per share. Should earnings per share exceed the goal, Mr. Johnson will receive additional bonus compensation on a pro-rata basis without any limit as to the total amount of bonus that could be earned. The agreement also provides that in the event of termination by the Company, other than for cause, or by Mr. Johnson for cause or within 6 months after a change in control of the Company, Mr. Johnson will be entitled to receive compensation, including bonus for a period of one year after termination. Mr. Johnson was also granted a stock option under the Employees 1996 Incentive Compensation Plan for 50,000 shares at an exercise price of $7 per share which will vest at the rate of 20% per year over the next 5 years and in the event there is a termination of his agreement in connection with a change of control during that 5 year period will become
100% vested.  Mr. Johnson has no other shares of Common Stock or Class B
Common Stock of the corporation.

                            LITIGATION

No material developments have occurred in the matter of Panache Broadcasting of Pennsylvania, Inc. et al., Plaintiff, v. Richardson Electronics, Ltd., and Varian Associates, Inc., in their own rights and as successors in interest to Varian Supply Co., a joint venture, Defendants, Case No. 90C6400 (United States District Court, Northern District of Illinois) originally served on the Company on June 18, 1990. The complaint purports to be a class action on behalf of all persons and businesses in the United States "who purchased electron power tubes from one or more of the defendant corporations at any time during the period from February 26, 1986 to the present," i.e., since the formation of the VASCO joint venture with Varian Associates, Inc. The complaint alleged restraints of trade in violation of Sherman Act Sec. 1, efforts to monopolize the alleged market for electron power tubes in violation of Sherman Act Sec.
2, and acquisitions the effect of which is to substantially lessen competition in violation of Clayton Act Sec. 7. The complaint sought treble damages, injunctive relief, and attorneys fees. The Company filed an answer denying the material allegations. The case is now pending before U.S.
District Judge John A. Nordberg and Magistrate Judge Rebecca R. Pallmeyer and remains primarily in the preliminary discovery stage. Magistrate Pallmeyer submitted a Report and Recommendation to Judge Nordberg on September 27, 1995 recommending that the Judge grant in part, and deny in part, plaintiff's motion for class certification. Objections to the report were filed and Judge Nordberg has not yet ruled on class certification.

     In May, 1995, the Company reached an agreement with the U.S. Department of Justice (DOJ) regarding a claim that the Company was civilly liable for damages and penalties under the False Claims Act and the Lanham Act in connection with a 1989 Department of Defense contract for night-vision tubes. The Company paid $4,700,000 to the Government in return for a release from the Government of all civil and criminal claims in connection with the contract. 1995 financial results include an after tax charge of $2.3 million, or $.20 per share, with
respect to this settlement.   The Government has not sought any administrative
remedies in connection with such matter and the Company cannot predict whether or not further action will be taken or the financial impact, if any, of any such action.

      CERTAIN CONSIDERATIONS FOR NONEXCHANGING DEBENTUREHOLDERS

     The consummation of the Exchange Offer and the adoption of the Proposed Amendments may have certain adverse consequences to nonexchanging
Debentureholders which should be considered carefully.

     If the Proposed Amendments become effective, each nonexchanging Debentureholder will be bound by such amendments, whether or not such Debentureholder consented to the Proposed Amendments.

     Exchanged Old Debentures will be used to satisfy future mandatory redemption requirements, in order of scheduled maturity. Therefore, to the extent Old Debentures are tendered and accepted in the Exchange Offer the Company's obligation to satisfy future sinking fund payments by redeeming or repurchasing Old Debentures for cash will be met with such exchanged Old Debentures. This will lengthen the average life of the Old Debentures that are not exchanged; and, if $50,075,000 principal amount or more of outstanding Old Debentures are tendered and accepted in the Exchange Offer, the Company's sinking fund obligation will be eliminated entirely and the Old Debentures that are not exchanged will not be payable until December 15, 2006.

     The Old Debentures will not receive the higher rate of interest that the New Debentures will bear and will not receive the benefits of the shorter maturity of the New Debentures. The Company will continue to pay interest on any Old Debentures not tendered and accepted for exchange in the Exchange Offer at the 7-1/4% interest rate.

     The Old Debentures will not receive the benefit of being convertible into Common Stock of the Company at the reduced conversion price provided in the New Debentures.

     Depending upon the amount of Old Debentures tendered and accepted by the Company in the Exchange Offer, trading volume in the Old Debentures may be significantly reduced which may adversely affect the liquidity and future market value of the Old Debentures.

     The New Debentures will rank senior in right of payment to the Old Debentures. Accordingly, holders of New Debentures will have claims in bankruptcy or liquidation of the Company prior to those of the holders of unexchanged Old Debentures. This situation could have an adverse impact on the market price of Old Debentures and would in all likelihood reduce the amounts realizable on such holders' claims in the event of bankruptcy.

     See "Purpose and Effects of the Tender Portion of the Exchange Offer and the Proposed Amendments."


     PRICE RANGES OF THE OLD DEBENTURES AND THE COMMON STOCK

Old Debentures

     The Old Debentures are traded in the over-the-counter market. The trading volume of the Old Debentures has been very limited. The following table sets forth the quarterly high and low average prices for the Old Debentures (expressed as a percentage of principal amount) for the indicated periods, as supplied by Forum Capital. The prices below do not necessarily reflect actual transactions and do not take into account all trading activities in the Old Debentures. On December 16, 1996 the Old Debentures were quoted in the over-the-counter market at 86 bid and 88 asked (expressed as a percentage of the principal amount). Debentureholders are strongly urged to obtain current market quotations for their Old Debentures.

                                       High      Low
     Fiscal Year Ended May 31, 1996

          First Quarter                 83        74

          Second Quarter                91        78

          Third Quarter                 88        85

          Fourth Quarter                88        83

     Fiscal Year Ending May 31, 1997

          First Quarter                 87        84

          Second Quarter                88        84

          Third Quarter
           (through December 16, 1996)  88        86


Common Stock

     The Company's stock is traded on the Nasdaq National Market under the symbol RELL. The number of registered stockholders of Common Stock and Class B Common Stock at May 31, 1996 was 707 and 37, respectively. The quarterly market price ranges of the Company's Common Stock were as follows:

                                       High      Low
     Fiscal Year Ended May 31, 1996

          First Quarter                  9        7

          Second Quarter                11-3/4    6-7/8

          Third Quarter                 11-1/4    9

          Fourth Quarter                11-7/8    9-3/4

     Fiscal Year Ending May 31, 1997

          First Quarter                 10-1/2    8-1/8

          Second Quarter                10        7

          Third Quarter
           (through December 16, 1996)   9-3/4    8-1/2

     On December 16, 1996 the last sale price of the Common Stock was $9.00 per share. Debentureholders of the Company are strongly urged to obtain a current market quotation for the Common Stock.

     The Company has paid a dividend on its Common Stock of $.04 per share and on its Class B Common Stock of $.036 per share for the last 34 consecutive quarters. Annual dividend payments approximate $1,800,000. The policy regarding payment of dividends is reviewed periodically by the Board of Directors in light of the Company's operating needs and capital structure.
Any determination as to the payment of dividends will depend upon future earnings, results of operations, capital requirements, the financial condition of the Company and such other factors as the Board of Directors of the Company may consider. In addition, the Old Indenture contains, and the New Indenture will contain, a covenant restricting payments of dividends by the Company. As of August 31, 1996, the latest calculation date, the Company had $13,100,000 available for dividends under such formula. See "Description of the New Debentures - Limitations on Dividends and Stock Purchases"; "Description of the Old Debentures - Limitations on Dividends and Stock Purchases"; and "Proposed Amendments to the Old Indenture."


    PURPOSE AND EFFECTS OF THE TENDER PORTION OF THE EXCHANGE
                OFFER AND THE PROPOSED AMENDMENTS

     The principal purposes of the Exchange Offer are to (i) enhance the ability of the Company to finance its operations, including its expansion through future acquisition opportunities as well as providing increased working capital for current operations, and (ii) increase the Company's ability to obtain additional financing. To a lesser extent, while the Company has no present intentions of significantly altering its current dividend or stock repurchase policies, the Proposed Amendments will allow the Company more flexibility in its ability to pay future dividends on, or make future repurchases of shares of its Common Stock. As such, management believes that the overall Exchange Offer will (i) increase the Company's ability to obtain additional equity financing and (ii) enhance the Company's ability to take advantage of certain possible future acquisitions and/or future stock repurchases should market conditions permit.
At the date of exchange the Company will increase such availability as of August 31, 1996, from $13,100,000 to $21,900,000.

The Tender Portion

     The Old Indenture provides that the Company will deposit with the Trustee, prior to December 15 in each year, commencing in the year 1996 and ending with the year 2005, cash or Old Debentures sufficient to redeem 7.5% of the aggregate principal amount of the Old Debentures originally issued (which amounts to $6,225,000), plus interest accrued to the date of redemption. Old Debentures accepted for exchange pursuant to the Exchange Offer will be utilized to fulfill sinking fund obligations under the Old Indenture, which, assuming $40,000,000 of Old Debentures are exchanged, will extend the average life of the unexchanged Old Debentures. Accordingly, if the Exchange Offer is consummated and assuming $40,000,000 of Old Debentures are exchanged, the Company would not be obligated to make any material sinking fund payments on the Old Debentures prior to December 15, 2004. This will provide increased working capital to the Company during such period. Further, the Company believes that this would also increase its ability to obtain additional financing.

     Registered holders of Old Debentures who validly tender in the Exchange Offer and receive New Debentures will be consenting to the Proposed Amendments and will benefit from an increase in the interest rate to 8-1/4% from 7-1/4% per annum and a reduction in the conversion price from $21.14 per share to $18.00 per share. In addition, the New Debentures will rank senior in right of payment to, and will mature prior to, the Old Debentures.

     If the Proposed Amendments are adopted, the Company will have a larger amount available to pay dividends on, or repurchase or redeem, shares of its capital stock, which the Company believes will also increase its ability to obtain additional equity financing.


     For a statement of certain of the consequences to the holders of Old Debentures who do not exchange their Old Debentures in the Exchange Offer, see "Summary - Certain Consequences to Non-Exchanging Holders of Old Debentures" and "Certain Considerations for Nonexchanging Debentureholders."

     See "Proposed Amendments to the Old Indenture" below.

Proposed Amendments to the Old Indenture

     The discussion below is qualified in its entirety by reference to the Old Indenture and the New Indenture. Capitalized terms used and not otherwise defined herein have the meanings given them in the Old Indenture. The Company will furnish to any Debentureholder a copy of any of the Old Indenture, the New Indenture or the Amendment to the Old Indenture pursuant to which the Proposed Amendments will be effected upon request made to the Company at its principal executive offices at the address set forth under "Available Information."

     The Proposed Amendments to the Old Indenture would:

     1. Amend the Limitation on Dividends and Stock Purchases covenant to increase the amount available for the payment of dividends, distributions, purchases, redemption, or other acquisition or retirements, of or on its capital stock or to its shareholders to the sum of (a) cumulative net income earned after May 31, 1996, (b) net proceeds of the sale or issuance of stock of the Company after May 31, 1996, plus (c) $20,000,000. At the date of exchange this would increase the amount available as of August 31, 1996 from $13,100,000 to $21,900,000.

     2. Amend the Events of Default to provide for an event of default under Indebtedness (as defined in the Old Debenture) in excess of $5,000,000 rather than $1,000,000 (as presently provided) to be a cause for declaration of an Event of Default under the Old Indenture.

                        THE EXCHANGE OFFER

Terms of the Exchange Offer

     Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is amended or extended, the terms and conditions of any extension or amendment), the Company will accept for exchange, and will issue New Debentures in exchange for, Old Debentures of not less than $25,000,000 and not more than $40,000,000 in aggregate principal amount (such amounts being subject to increase or reduction at the discretion of the Company) properly tendered under the Exchange Offer prior to the Expiration Date (and not properly withdrawn) promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth under "Conditions of the Exchange Offer." Subject to applicable rules of the Commission, the Company expressly reserves the right, in its discretion, to delay acceptance for exchange of, or exchange for, Old Debentures pending receipt of any regulatory approvals specified under "Conditions of the Exchange Offer." For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Debentures when, as and if the Company has given oral or written notice to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Debentures for the purpose of receiving the New Debentures from the Company and transmitting the New Debentures to each exchanging holder of Old Debentures.

     The Exchange Offer is conditioned upon, among other things, satisfaction of the Minimum Condition. The Exchange Offer is also subject to certain other conditions set forth below under "Conditions of the Exchange Offer." If these or any of the other conditions referred to as "Conditions of the Exchange Offer" are not satisfied, or any events specified in "Conditions of the Exchange Offer" have occurred or are determined by the Company to have occurred prior to the Expiration Date, the Company reserves the right (but is not obligated) to (i) decline to exchange any of the Old Debentures tendered in the Exchange Offer and terminate the Exchange Offer, and return all tendered Old Debentures to the tendering holders, or (ii) waive or amend any or all conditions to the Exchange Offer, to the extent permitted by applicable law, and, subject to complying with applicable rules and regulations of the Commission, exchange Old Debentures validly tendered subject to any remaining, amended or new terms and limitations of the Exchange Offer.

     If the Company makes a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or if it waives a material condition of the Exchange Offer, the Company will extend the Exchange Offer to the extent required by Rules 13e-4(e)(2), 13e-4(f)(1)(ii) and 14e-1 under the Exchange Act.

     Holders of Old Debentures who desire to tender their Old Debentures will be required to Consent to the Proposed Amendments. REVOCATIONS OF CONSENTS TO THE PROPOSED AMENDMENTS BY HOLDERS WHO HAVE TENDERED THEIR OLD DEBENTURES FOR EXCHANGE MAY ONLY BE EFFECTED BY SUCH HOLDERS BY A PROPER REVOCATION OF CONSENT AND WITHDRAWAL OF THE OLD DEBENTURES TO WHICH SUCH REVOCATIONS PERTAIN AS DESCRIBED BELOW IN "WITHDRAWAL RIGHTS AND REVOCATION OF CONSENTS." SUCH WITHDRAWAL WILL EXCLUDE THE WITHDRAWN OLD DEBENTURES FROM THE EXCHANGE OFFER.

     ONLY REGISTERED HOLDERS OF OLD DEBENTURES CAN EFFECTIVELY CONSENT TO THE PROPOSED AMENDMENTS. HOLDERS OF OLD DEBENTURES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE ARE URGED TO CONTACT SUCH REGISTERED HOLDER PROMPTLY IF SUCH HOLDER DESIRES TO TENDER OLD DEBENTURES.

     As of December 16, 1996, $70,825,000 aggregate principal amount of the Old Debentures was outstanding (excluding $12,175,000 principal amount of Old Debentures acquired by the Company and held in treasury) and there were approximately 23 registered holders. This Offering Circular, together with the Letter of Transmittal, is being sent to all such registered holders as of December 18, 1996.

     Although the Company has no current intention to do so, it reserves the right in its sole discretion to purchase or make offers for any Old Debentures that remain outstanding subsequent to the Expiration Date or, as set forth under "Conditions of the Exchange Offer," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Debentures in the open market, in privately negotiated transactions or otherwise. Following consummation of the Exchange Offer, the terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     Tendering holders of Old Debentures will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Debentures pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "Payment of Expenses" below.

Expiration Date; Extensions; Termination; Amendments

     The Exchange Offer will expire at 12:00 Midnight, New York City time, on January 31, 1997, subject to extension by the Company by notice to the Exchange Agent, as herein provided. The Company reserves the right to so extend the Exchange Offer at its sole discretion, in which event the term "Expiration Date" shall mean the time and date on which the Exchange Offer as so extended shall expire. The Company shall notify the Exchange Agent of any extension by oral or written notice and shall make a public announcement thereof, each prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Exchange Offer is open, including the occurrence of any of the events specified under "Conditions of the Exchange Offer," by giving oral or written notice of such extension to the Exchange Agent. During any such extensions, all Old Debentures previously tendered and not withdrawn will remain subject to the Exchange Offer, subject to the rights of a tendering holder to withdraw its Old Debentures.

     Subject to the applicable regulations of the Commission, the Company also expressly reserves the right, in its sole discretion, at any time and from time to time, by giving oral or written notice thereof of such amendment to the Exchange Agent and by making a public announcement thereof, to (i) delay acceptance for exchange of or exchange for (regardless of whether such Old Debentures were previously accepted for exchange), any Old Debentures pending receipt of any regulatory approval described in this Offering Circular or to comply with any other applicable law; (ii) terminate the Exchange Offer and refuse to accept for exchange any Old Debentures and return all tendered Old Debentures to tendering holders thereof, if any of the events set forth below under "Conditions of the Exchange Offer" shall have occurred and shall not have been validly waived by the Company, (iii) extend the Exchange Offer and retain all tendered Old Debentures until the Expiration Date, subject, however, to all withdrawal rights of the holders, see "Withdrawal Rights and Revocation of Consents," (iv) waive or modify certain unsatisfied conditions with respect to the Exchange Offer (other than the receipt of an order of the Commission pursuant to the TIA, which cannot be waived) and accept all properly tendered Old Debentures; or (v) amend the terms of the Exchange Offer in any respect, including, without limitation, the removal of the Minimum Condition or to increase the maximum amount of Old Debentures which will be accepted for exchange.

     The Company acknowledges that (i) Rule 13e-4(f)(5) under the Exchange Act requires the Company to pay the consideration offered or return the Old Debentures tendered promptly after the termination or withdrawal of the Exchange Offer, and (ii) the Company may not delay acceptance for exchange of, or exchange for (except as provided in clause (i) of the first sentence of the preceding paragraph) any Old Debentures upon the occurrence of any of the conditions specified under "Conditions of the Exchange Offer" without extending the period of time during which the Exchange Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 13e-4(e)(2), 13e-4(f)(1)(ii) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Company may choose to make any public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

Solicitation of Consents; Consent Procedure

     Holders of Old Debentures who wish to tender under the Exchange Offer must Consent to the adoption of the Proposed Amendments to the Old Indenture. Debentureholders who elect to Consent to such Proposed Amendments, whether or not they tender Old Debentures pursuant to the Exchange Offer, should so indicate by marking the appropriate box on, and signing and dating the Consent portion of, the Letter of Transmittal and mailing or delivering the same to the Exchange Agent in accordance with the instructions contained therein. If the Consent portion of the Letter of Transmittal is not appropriately checked but the Letter of Transmittal is otherwise completed, signed and dated, the tendering holder will be deemed to have consented to the Proposed Amendments.

     Only a registered holder of Old Debentures (or such holder's legal representative or attorney-in-fact) may execute a Letter of Transmittal. However, pursuant to the terms of the Old Indenture, the transfer of Old Debentures will not have the effect of revoking any Consent theretofore given by the holder of such Old Debentures and such Consent will remain valid unless revoked prior to delivery to the Trustee by the Company of certification that Consents duly executed by holders of a majority in aggregate principal amount of the outstanding Old Debentures have been received. Alternatively, such Letter of Transmittal or Notice of Guaranteed Delivery must be accompanied by an appropriate power of attorney, in a form satisfactory to the Company, in its sole discretion, duly executed by the registered holder with the signature guaranteed by an Eligible Institution (as defined below) confirming the transfer of the Old Debentures or the right of the present holder to execute the form of Consent.

     Upon receipt of the Requisite Consents from Debentureholders, the Company will certify in writing to the Trustee that holders of a majority in aggregate principal amount of the outstanding Old Debentures have consented to the adoption of the Proposed Amendments. Upon receipt of such certification, all Consents to the Proposed Amendments theretofore received will be irrevocable. Except as set forth under "Guaranteed Delivery Procedures" below, Consents from tendering holders of Old Debentures will not be counted towards determining whether the Company has received the Requisite Consents unless the Company is prepared to accept the tender of the Old Debentures to which such Consents relate. In addition, Consents with respect to any Old Debentures will not be counted if the tender of such holders' Old Debentures is defective, unless the Company waives such defect. Immediately prior to acceptance of Old Debentures pursuant to the Exchange Offer, and after receipt by the Trustee of, among other things, certification by the Company that the Requisite Consents have been received, the Trustee and the Company will execute a supplemental indenture to evidence the adoption of the Proposed Amendments. The Company will not be obligated to issue the New Debentures pursuant to the Exchange Offer unless, among other things, the Requisite Consents to the adoption of the Proposed Amendments have been received. See "Conditions of the Exchange Offer." The Exchange Agent, as soon as practicable, will transmit a copy of such approved amendments to all registered holders of Old Debentures which remain outstanding.

Procedures for Tendering

     A tender of Old Debentures pursuant to one of the procedures set forth below will constitute the tendering Debentureholder's acceptance of the terms and conditions of the Exchange Offer set forth herein and in the Letter of Transmittal. The Company's acceptance for exchange of Old Debentures tendered pursuant to the Exchange Offer will constitute a binding agreement between the tendering Debentureholder and the Company upon the terms and subject to the conditions of the Exchange Offer. Tenders of Old Debentures for exchange will be accepted only in principal amount of $1,000 and integral multiples thereof. To the extent more than $40,000,000 in aggregate principal amount of Old Debentures are properly tendered and not properly withdrawn prior to the expiration of the Exchange Offer, the Company will accept up to $40,000,000 of Old Debentures on a pro-rata basis.

     To be tendered effectively, a properly completed Letter of Transmittal (or facsimile thereof), duly executed by the registered holder thereof, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of the Old Debentures, and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at the address set forth below at the end of the Offering Circular prior to 12:00 Midnight, New York City time, on the Expiration Date, and either (i) the Old Debentures must be received by the Exchange Agent at such address or the Old Debentures must be tendered pursuant to the procedure for book-entry transfer described below and confirmation of a book-entry transfer (a "Book-Entry Confirmation") must be received by the Exchange
Agent, in such case prior to the Expiration Date, or (ii) the tendering registered holder must comply with the guaranteed delivery procedures described below. If the certificate for an Old Debenture is lost or mutilated, please contact the Trustee, First Trust of Illinois, at 400 North Michigan Avenue, Chicago, Illinois 60611, telephone (312) 836-6746 to obtain information on obtaining a replacement certificate which will be required to tender. LETTERS OF TRANSMITTAL AND OLD DEBENTURES SHOULD NOT BE SENT TO THE COMPANY OR TO THE TRUSTEE.

     Signatures on a Letter of Transmittal, a notice of withdrawal or a revocation of Consent, as the case may be, must be guaranteed by an Eligible Institution, as defined below, unless the Old Debentures tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.
In the event that signatures on a Letter of Transmittal, a notice of withdrawal or a revocation of Consent, as the case may be, are required to be guaranteed, such guarantee must be by a firm that is a member of the Medallion Signature Guarantee Program or by any other "eligible guarantor institution" as defined in Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     THE METHOD OF DELIVERY OF OLD DEBENTURES AND OTHER DOCUMENTS TO THE EXCHANGE AGENT, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER ENTITY (AS DEFINED BELOW), IS AT THE ELECTION AND RISK OF THE HOLDER AND WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF SUCH DELIVERY IS
BY MAIL IT IS SUGGESTED THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

     The Exchange Agent will make a request to establish accounts with respect to the Old Debentures at The Depository Trust Company ("DTC"), the Midwest Securities Transfer Company ("MSTC") and the Philadelphia Depository Company ("PHILADEP," and together with DTC and MSTC, collectively referred to as the "Book Entry Transfer Facilities") for the purpose of the Exchange Offer promptly after the date of this Offering Circular, and any financial institution that is a participant in any of the Book Entry Transfer Facilities' systems may make book entry delivery of the Old Debentures by causing a Book Entry Transfer Facility to transfer such Old Debentures into the Exchange Agent's account in accordance with such Book Entry Transfer Facility's procedure for such transfer. Although delivery of Old Debentures may be effected through book entry transfer in the Exchange Agent's account at a Book Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at one of its addresses set forth below prior to 12:00
Midnight, New York City time, on the Expiration Date or the tendering holder must comply with the guaranteed delivery procedures described below.
DELIVERY OF DOCUMENTS TO A BOOK ENTRY TRANSFER FACILITY IN ACCORDANCE WITH
ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Exchange Agent forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Old Debentures, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

     If the Letter of Transmittal or Notice of Guaranteed Delivery or any Old Debentures is signed by a person other than the registered holder of any certificate(s) listed therein, such certificate(s) must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name or names of the registered holder or holders appear on the certificate(s).

     If the Letter of Transmittal or Notice of Guaranteed delivery or any Old Debentures or any certificates or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

     By executing a Letter of Transmittal as set forth above, or providing an Agent's Message in connection with a book-entry transfer, a tendering registered holder Consents to the Proposed Amendments. Such Consent may not be revoked except by a proper withdrawal of the Old Debentures tendered in the Exchange Offer to which such revocation pertains and in compliance with the additional terms set forth below in "Withdrawal Rights and Revocation of Consents."

     If any tendered Old Debentures are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein, the withdrawal of tendered Old Debentures under circumstances, as described herein, permitting such withdrawal or otherwise, or if Old Debentures are submitted for a greater principal amount than the registered holder thereof desires to exchange, any such unaccepted or non-exchanged Old Debentures will be returned, without expense, to the tendering registered holder thereof (or, in the case of the Old Debentures tendered by book-entry transfer, to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Exchange Offer.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Debentures tendered for exchange will be determined by the Company in its sole discretion, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of which would, in the opinion of the Company or counsel for the Company, be unlawful. The Company also reserves the right to waive certain of the conditions to the Exchange
Offer or any irregularities or defects in the tender of Old Debentures. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any irregularities in connection with tenders of Old Debentures must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent, nor any other person shall be under any duty to give notification of defects or irregularities in such tenders or shall incur any liability for failure to give such notification. Tenders of Old Debentures will not be deemed to have been made until such defects or irregularities have been cured or waived.

Guaranteed Delivery Procedure

     If a holder of the Old Debentures desires to tender such Old Debentures, and the Old Debentures are not immediately available, or time will not permit such holder's Old Debentures or any other required documents to reach the Exchange Agent before 12:00 Midnight, New York City time, on the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender for exchange may be effected if:

     (a)  the tender for exchange is made by or through an Eligible
          Institution;

     (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company herewith, is received by the Exchange Agent as provided below prior to the Expiration date; and

     (c) all tendered Old Debentures, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantee (or in the case of book-entry transfer, an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Exchange Agent within three Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery.

     Any notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, acceptance of tendered Old Debentures pursuant to the Exchange Offer will, in all cases, be made only after timely receipt by the Exchange Agent of (i) the Old Debentures, or a Book-Entry Confirmation of the delivery of such Old Debentures, if available, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or, in the case of book-entry transfer, an Agent's Message and (iii) any other documents required by the Letter of Transmittal.

     ISSUANCE OF NEW DEBENTURES IN EXCHANGE FOR OLD DEBENTURES WILL BE MADE ONLY AGAINST RECEIPT OF THE TENDERED OLD DEBENTURES BY THE COMPANY.

Conditions of the Exchange Offer

     Notwithstanding any other provisions of the Exchange Offer, and in addition to (and not in limitation of) the Company's rights to extend and amend the Exchange Offer at any time in its sole discretion, the Company shall not be required to accept for exchange of or, subject to any applicable rules and regulations of the Commission, including Rule 13e-4(f)(5) under the Exchange Act (relating to the Company's obligation to pay for or return tendered Old Debentures promptly after termination or withdrawal of the Exchange Offer), exchange for, and may delay the acceptance for exchange of or, subject to the restriction referred to above, the exchange for, any tendered Old Debentures, and may terminate the Exchange Offer as to any Old Debentures not then exchanged for, if (i) the Commission shall not have issued an order declaring the New Indenture qualified under the TIA, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after December 18, 1996 and before the time of issuance of the New Debentures, any of the following events shall occur or shall be determined by the Company to have occurred:

     (a) any action or proceeding is instituted or threatened in any court or by or before any governmental authority or other regulatory or administrative agency, domestic or foreign, with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company, or there shall have occurred any material adverse developments in any existing action or proceeding with respect to the Company or any of its subsidiaries;

     (b) there shall have been proposed (including any proposed or pending legislation in existence as of the date hereof), adopted, or enacted into law any legislation, rule or regulation, or any action shall have been taken or proposed (i) limiting the deductibility of interest on indebtedness attributable, directly or indirectly, to the Exchange Offer, (ii) that would materially increase the after-tax cost of the Exchange Offer, or the transactions contemplated hereby or (iii) might, in the sole judgment of the Company, have any of the effects set forth in (a) above;

     (c) there shall have occurred or be likely to occur any change, or development involving a prospective change, in or affecting the business or financial affairs of the Company or any of its subsidiaries which, in the sole judgment of the Company, would or might prohibit, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company;

     (d) there shall have been proposed, adopted or enacted any law, statute, rule or regulation which, in the sole judgment of the Company, might materially prohibit, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

     (e) there shall have occurred (i) any general suspension of, shortening of hours for, or limitation on prices for, trading in securities listed on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, or in the over-the-counter market (whether or not mandatory); (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks or savings and loan associations by federal or state authorities in the United States (whether or not mandatory); (iii) a commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States; (v) any significant change in the United States currency exchange rates or a suspension of, or limitation on, the markets therefor (whether or not mandatory); (vi) any significant change in the United States securities or financial markets generally; or (vii) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof.

     If any of the foregoing events shall have occurred, the Company may (i) delay acceptance for exchange of or exchange for (regardless of whether such Old Debentures were previously accepted for exchange), any Old Debentures pending receipt of any regulatory approval described above or to comply with any other applicable law; (ii) terminate the Exchange Offer and refuse to accept for exchange any Old Debentures and return all tendered Old Debentures to tendering holders thereof; (iii) extend the Exchange Offer and retain all tendered Old Debentures until the Expiration Date, subject, however, to all withdrawal rights of the holders, see "Withdrawal Rights and Revocation of Consents," (iv) waive or modify certain of the unsatisfied conditions with respect to the Exchange Offer (other than the receipt of an order of the Commission pursuant to the TIA, which cannot be waived) and accept all properly tendered Old Debentures subject to the terms and limitations of the Exchange Offer; or (v) amend the terms of the Exchange Offer in any respect. Although the Company has no present intention of waiving or modifying any of the conditions of the Exchange
Offer, the Company expressly reserves the right to waive or modify, to the extent permitted by law, any of such conditions to which the Company and/or the holders of Old Debentures may be exposed or any additional risks which cannot now be predicted or evaluated.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such conditions or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion, except that the Company may not waive the condition that the Commission declare the New Indenture qualified under the TIA. Any determination made by the Company concerning an event, development or circumstance described or referred to above will be final and binding on all parties. If the Company waives any material condition of the Exchange Offer, the Company will promptly disclose such waiver and extend the Exchange Offer to the extent required by Rules 13e-4(e)(2), 13e-4(f)(1)(ii) and 14e-1 under the Exchange Act.

     The minimum period during which the Exchange Offer must remain open following material changes in the terms of the Exchange Offer or the information concerning the Exchange Offer depends upon the facts and circumstances, including the relative materiality of such terms or information. See "Expiration Date; Extensions; Termination; Amendments." If, prior to the Expiration Date, the Company increases the consideration to be offered per Old Debenture pursuant to the Exchange Offer, the Company will pay such increased consideration for all such Old Debentures tendered pursuant to the Exchange Offer, whether or not such Old Debentures were tendered prior to such increase in consideration.

Acceptance of Old Debentures for Exchange; Delivery of New Debentures

     Tenders will be accepted only in principal amounts of $1,000 and integral multiples thereof.

     Unless waived or increased by the Company, only $40,000,000 in aggregate principal amount of Old Debentures properly tendered and not withdrawn will be accepted for exchange. If more than such amount (or such increased amount the Company elects to accept) are properly tendered for exchange and not withdrawn, the Company will accept Old Debentures that are properly tendered and not properly withdrawn, up to the amount to be accepted on a pro-rata basis.

     Upon the terms and subject to the conditions of the Exchange Offer, the acceptance of Old Debentures properly tendered under the Exchange Offer and not properly withdrawn, and delivery of the New Debentures will be made promptly after the Expiration Date.

     Holders of Old Debentures accepted for exchange in the Exchange Offer will receive accrued interest on such Old Debentures from December 15, 1996 to the date of exchange at the stated 7-1/4% interest rate.

     For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Debentures when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Debentures for the purpose of receiving the New Debentures from the Company.

     If any tendered Old Debentures are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Debentures will be returned, without expense, to the tendering holder thereof (or, in the case of the Old Debentures tendered by book entry transfer, to an account maintained at such Book Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

Withdrawal Rights and Revocation of Consents

     Tenders of Old Debentures made in accordance with the Exchange Offer are irrevocable, except that any holder of Old Debentures who has tendered Old Debentures may withdraw the tender at any time prior to 12:00 Midnight, New York City time, on the Expiration Date and, unless such tender has been previously accepted, at any time after 12:00 Midnight, New York City time, February 28, 1997, by delivery of written notice of withdrawal, to the Exchange Agent.

     If the Company extends the Exchange Offer, is delayed in its acceptance for exchange or is unable to accept Old Debentures for exchange pursuant to the Exchange Offer for any reason, then, without prejudice to the Company's rights under the Exchange Offer, the Exchange Agent may, nevertheless, on behalf of the Company, retain tendered Old Debentures, and such Old Debentures may not be withdrawn except to the extent that tendering registered holders are entitled to withdrawal rights as described herein.

     To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at the address set forth below, must have a guaranteed signature included thereon (unless not required by the terms set forth above under "Procedures for Tendering") and must specify the name of the person having tendered the Old Debentures to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Old Debentures, and the aggregate principal amount of Old Debentures to be withdrawn. If Old
Debentures have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificate(s) evidencing the Old Debentures withdrawn must also be so furnished to the Exchange Agent as aforesaid prior to the physical release of the certificate(s) for the withdrawn Old Debentures. If Old Debentures have been tendered pursuant to the procedures for book entry tender as set forth herein, any notice of withdrawal must also specify the name and number of the account at the appropriate Book Entry Transfer Facility to be credited with the withdrawn Old Debentures. Withdrawals of tenders of Old Debentures may not be rescinded, and any Old Debentures withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer; provided, however, that withdrawn Old Debentures may be retendered by again following one of the procedures described herein at any time prior to 12:00 Midnight, New York City time, on the Expiration Date.

     The withdrawal of Old Debentures will not constitute a revocation of the Consent to the Proposed Amendments with respect to the withdrawn Old Debentures, unless the procedures for revocation of Consents described below are followed.

     Any holder of Old Debentures who has consented to (or whose predecessor in interest with respect to such Old Debentures has consented to) the adoption of the Proposed Amendments may revoke such Consent by delivering written notice of such revocation to the Exchange Agent at any time prior to the delivery to the Trustee by the Company of certification that the Requisite Consents have been received. If such holder has tendered his Old Debentures for exchange he must also properly withdraw his tender of such Old Debentures for exchange in accordance with the procedures specified above. Failure to withdraw the tendered Old Debentures properly shall render the withdrawal of Consent ineffective. The Exchange Agent shall promptly deliver any such valid notice of revocation of Consent to the Trustee. Any such notice of revocation should indicate the certificate number or numbers of the Old Debentures to which it relates and the aggregate principal amount represented by such Old Debentures and must be signed by the holder in the same manner as the original Consent or be accompanied by evidence satisfactory to the Company that the holder revoking such Consent succeeded to ownership of such Old Debentures or otherwise has the power to revoke such Consent. The revocation of a Consent shall be effective with respect to the Old Debentures to which it relates, unless otherwise specified in the notice of revocation.

     All questions as to the validity (including time of receipt) of notices of withdrawal or revocation of any Consent will be determined by the Company, whose determination will be final and binding. Neither the Company, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation or incur any liability for failure to give any such notification.

Exchange Agent

     American National Bank and Trust Company of Chicago has been appointed as Exchange Agent for the Exchange Offer. The Company has agreed to indemnify the Exchange Agent against certain liabilities and expenses. All correspondence in connection with the Exchange Offer and requests for information or additional copies of this Offering Circular or the Letter of Transmittal should be addressed to the Exchange Agent, in the manner and at the address specified at the end of this Offering Circular.

Financial Advisor

     The Company has retained Forum Capital, an investment banking firm, to advise it with respect to the Exchange Offer, including the appropriate terms, from the Company's perspective, of the securities to be offered to holders of Old Debentures. Forum Capital has not been retained to render an opinion as to the fairness of the Exchange Offer or to solicit tenders or Consents in connection with the Exchange Offer.

     For the services of Forum Capital as financial advisor in connection with the Exchange Offer, the Company has agreed to pay Forum Capital fees aggregating $200,000. In addition, the Company will reimburse Forum Capital for its reasonable expenses, including the reasonable fees and expenses of its counsel. The Company has also agreed to indemnify Forum Capital against certain liabilities and expenses, including liabilities under Federal securities laws.

     Forum Capital makes a market in certain securities of the Company, including the Old Debentures. As of December 16, 1996 Forum Capital did not hold any Old Debentures. Forum Capital has also performed brokerage and financial advisory services for the Company for which it has received customary compensation. In addition Mr. Harold L. Purkey, a principal of Forum Capital, serves as a Director of the Company and has and will continue to receive compensation from the Company for such service. See "Election of Directors - Information Relating to Directors, Nominees and Executive Officers" and "Election of Directors - Directors Compensation" in the Company's Proxy Statement for its Annual Meeting of Stockholders held October 1, 1996.

Payment of Expenses

     The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offering Circular and related documents to the beneficial owners of the Old Debentures and in handling or forwarding tenders for their customers.

     The cash expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees, will be paid by the Company and, other than the fees and expenses of Forum Capital, are estimated at $45,000.

     The Company will pay all transfer taxes, if any, applicable to the transfer and sale of Old Debentures to it or its order pursuant to the Exchange Offer. If, however, New Debentures or substitute Old Debentures for principal amounts not exchanged are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Debentures tendered, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the transfer and sale of Old Debentures to the Company or its order pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder of Old Debentures. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted herewith, the amount of such transfer taxes will be billed directly to such tendering holder of Old Debentures.



                DESCRIPTION OF THE NEW DEBENTURES

     The New Debentures will be issued pursuant to an indenture, dated as of December 16, 1996 (the "New Indenture"), between the Company and American National Bank and Trust Company of Chicago, as trustee (the "New Trustee"). The terms of the New Debentures include those stated in the New Indenture and those made part of the New Indenture by reference to the TIA as in effect on the date of the New Indenture. The New Debentures are subject to all such terms, and holders of the New Debentures are referred to the New Indenture and the TIA for a statement thereof. The following summary of certain provisions of the New Indenture does not purport to be complete and is qualified in its entirety by reference to the New Indenture, including definitions therein of certain terms used below.

General

     The New Debentures will bear interest from the date of exchange at a rate of 8-1/4% per annum, payable on June 15 and December 15 in each year to holders of record at the close of business on the June 1 and December 1 next preceding the interest payment date. The New Debentures will be due on June 15, 2006 and will be issued in denominations of $1,000 and integral multiples thereof.

     The New Debentures will be general unsecured obligations of the Company limited to an aggregate principal amount of $40,000,000 (subject to increase to a maximum of $70,825,000 if the Company elects to increase the amount of Old Debentures it will accept for exchange). They will be subordinated in right of payment to Senior Indebtedness of the Company, as described under "Subordination." The New Indenture does not limit the incurrence of Senior Indebtedness or any other debt, secured or unsecured, of the Company or any subsidiary (as defined in the New Indenture). As of December 16, 1996 the outstanding amount of such Senior Indebtedness of the Company was $31,000,000. The New Debentures rank senior to, and will mature prior to, the Old Debentures.

Conversion

     The holder of any New Debenture will have the right, exercisable at any time up to and including June 15, 2006, except in the case of New Debentures called for redemption, to convert such New Debentures at the principal amount thereof (or any portion thereof that is an integral multiple of $1,000) into shares of Common Stock of the Company at the conversion price of $18.00 per share, subject to adjustment as described below. In the case of New Debentures called for redemption, conversion rights will expire at the close of business on the redemption date. Notice of redemption must be mailed not less than 30 and not more than 60 days prior to the redemption date. No payment or adjustment for interest accrued on the New Debentures is to be made on conversion. No fractional shares will be issued upon conversion and, if the conversion results in a fractional interest, an amount will be paid in cash equal to the value of such fractional interest based on the market price of the Company's Common Stock on the last trading date prior to the date of conversion.

     The conversion price is subject to adjustment upon the occurrence of certain events, including (i) the payment of a dividend in shares of Common Stock to holders of Common Stock or a dividend to holders of the Company's Common Stock payable in shares of the Company's capital stock other than Common Stock; (ii) the subdivision, combination or reclassification of outstanding shares of Common Stock; (iii) the issuance to all holders of Common Stock of the Company of rights or warrants entitling them to purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share (or having a conversion price per share) less than the then current per share market price for such Common Stock; (iv) the distribution to holders of Common Stock of evidences of indebtedness or assets (excluding cash dividends) or rights or warrants (other than those referred to above); and (v) certain mergers, consolidations or sales of assets. No adjustment of the conversion price will be made until cumulative adjustments amount to at least $.10. There will be no adjustment of the conversion price in the event of cash distributions or cash dividends paid out of Consolidated Net Income (as defined below) or retained earnings plus $20,000,000.

     Conversion price adjustments, or the omission to make such adjustments, may in certain circumstances result in constructive distributions that could be taxable as dividends, to holders of New Debentures or Common Stock issuable on conversion thereof.

Redemption

     The New Debentures will be redeemable at any time at the option of the Company, as a whole or from time to time in part, at 100% of the principal amount thereof together with interest accrued to the redemption date.

     Selection of New Debentures for any redemption will be made by the New Trustee on either a pro rata basis or by lot. New Debentures in denominations larger than $1,000 may be redeemed in part. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of New Debentures to be redeemed at his registered address. On and after the redemption date, interest ceases to accrue on New Debentures or portions thereof called for redemption.

Subordination

     The indebtedness evidenced by the New Debentures is subordinate to the prior payment when due of the principal of, premium, if any, and interest on all Senior Indebtedness. Upon maturity of any Senior Indebtedness, payment in full must be made on such Senior Indebtedness before any payment is made on or in respect of the New Debentures. During the continuance of any default in payment of principal of, premium, if any, or interest on Senior Indebtedness, no payment may be made by the Company on or in respect of the New Debentures. Upon any distribution of assets of the Company in any dissolution, winding-up, liquidation or reorganization of the Company, payment of the principal of, and interest on, the New Debentures will be subordinated, to the extent and in the manner set forth in the New Indenture, to the prior payment in full of all Senior Indebtedness. Such subordination will not prevent the occurrence of any Event of Default (as defined). "Senior Indebtedness" means Indebtedness of the Company outstanding at any time other than Indebtedness of the Company to a subsidiary for money borrowed or advanced from any such subsidiary and Indebtedness which by its terms is not superior in right of payment to the New Debentures. "Indebtedness" means (1) any debt of the Company (i) for borrowed money, capitalized leases and purchase money obligations or (ii) evidenced by a note, debenture, letter of credit or similar instrument given in connection with the acquisition, other than in the ordinary course of business, of any property or assets; (2) any debt of others described in the preceding clause which the Company has guaranteed or for which it is otherwise liable; and (3) any amendment, renewal, extension or refunding of any such debt.

     By reason of such subordination, in the event of insolvency, holders of the New Debentures may recover less ratably than the general creditors of the Company.

     New Debentures are by their terms superior in right of payment to the Old Debentures.

Defaults and Remedies

     The term "Event of Default" when used in the New Indenture means any one of the following: (i) failure of the Company to pay interest for 30 days or principal when due (whether or not prohibited by the subordination provisions);
(ii) failure to perform any other covenant for 30 days after notice; (iii) acceleration of the maturity of any Indebtedness of the Company or any subsidiary in any one case or in the aggregate in excess of $5,000,000, if such acceleration is not rescinded, annulled or otherwise cured within 30 days after notice to the Company; and (iv) certain events of bankruptcy, insolvency or reorganization of the Company or any subsidiary.

     The New Indenture provides that the New Trustee will, within 90 days after the occurrence of a default, give the Debentureholders notice of all uncured defaults known to it (the term "default" to include the events specified above, without grace or notice), provided that, except in the case of default in the payment of principal or, premium, if any, or interest on any of the New Debentures, the New Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Debentureholders.

     In case an Event of Default occurs and is continuing, the New Trustee or the holders of not less than 25% in aggregate principal amount of the New Debentures then outstanding, by notice in writing to the Company (and to the New Trustee if given by the holders of the New Debentures), may declare the principal of and all accrued interest on all the New Debentures to be due and payable immediately. Such declaration may be rescinded by holders of a majority in principal amount of the New Debentures if all existing Events of Default have been cured and waived (except nonpayment of principal or interest that has become due solely because of the acceleration) and if the rescission would not conflict with any judgment or decree.

     Defaults (except, unless therefore cured, a default in payment of principal of, premium, if any, or interest on the New Debentures or a default with respect to a provision which cannot be modified under the terms of the New Indenture without the consent of each holder of New Debentures affected) may be waived by the holders of a majority in principal amount of the outstanding New Debentures upon the conditions provided in the New Indenture.

     The New Indenture requires the Company to file periodic reports with the New Trustee as to the absence of defaults.

Limitation on Dividends and Stock Purchases

     The Company may not declare or pay any dividend or make any distribution on its capital stock or to its shareholders (other than dividends or distributions payable in its capital stock) or purchase, redeem or otherwise acquire or retire for value, or permit any subsidiary to purchase or otherwise acquire for value, any capital stock of the Company (i) if at the time of such action an Event of Default shall have occurred and be continuing or occurs as a result thereof, or (ii) if, upon giving effect to such dividend, distribution, purchase, redemption, other acquisition or retirement, the aggregate amount expended for all such purposes (the amount expended for such purposes, if other than in cash, to be determined by the Board of Directors, whose determination shall be conclusive evidence and evidenced by a resolution of the Board filed with the New Trustee) subsequent to May 31, 1996, shall exceed the sum of: (a) the aggregate Consolidated Net Income (or net loss) of the Company earned on a cumulative basis subsequent to May 31, 1996; (b) the aggregate net proceeds including the fair market value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board filed with the New Trustee), received by the Company from the issue or sale after May 31, 1996 of capital stock of the Company, including capital stock issued upon the conversion of, or exchange for, indebtedness (including the New Debentures); plus (c) $20,000,000.

     "Consolidated Net Income," for any period, means the aggregate of the Net Income of the Company and its subsidiaries for such period, on a consolidated basis, determined in accordance with generally accepted accounting principles provided that (i) the Net Income of any person in which the Company or any subsidiary has a joint interest with a third party shall be included only to the extent of the amount of dividends or distributions paid to the Company or a subsidiary, and (ii) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded. "Net Income" of any person means the net income (loss) of such person, determined in accordance with generally accepted accounting principles; excluding, however, from the determination of Net Income any gain (but not loss) realized upon the sale or other disposition (including, without limitation, dispositions pursuant to leaseback transactions) of any real property or equipment of such person, which is not sold or otherwise disposed of in the ordinary course of business, or of any capital stock of the Company or a subsidiary owned by such person.

Consolidation, Merger, Conveyance, Transfer or Assumption

     The Company may not consolidate with, merge into, or transfer all or substantially all of its assets to, any other person unless such (i) other person is a corporation organized and existing under the laws of the United States or a State thereof which expressly assumes all obligations of the Company under the New Indenture and the New Debentures, (ii) such corporation has a Consolidated Tangible Net Worth (after giving effect to such transaction) at least equal to the Consolidated Tangible Net Worth of the Company immediately prior thereto, and (iii) immediately after the transaction no default exists. Thereafter all such obligations of the Company terminate.

Modification of the New Indenture

     The New Indenture contains provisions permitting the Company and the New Trustee without the consent of any holder of New Debentures to supplement or amend the New Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption of the Company's obligations by a successor, to provide for uncertificated New Debentures in addition to certificated New Debentures or to make any change that does not materially adversely affect the rights of any holder of New Debentures. Otherwise, the rights and obligations of the Company and the rights of holders of New Debentures may be modified by the Company and the New Trustee only with the consent of the holders of not less than a majority in principal amount of New Debentures then outstanding. No waiver of a default in the payment of the principal of or interest on a New Debenture or reduction in the principal of or the premium or the interest rate on the New Debentures or a change in the percentage of holders required for modification of the New Indenture and no extension of the maturity of any New Debenture or in the time of payment of interest and no change that materially and adversely affects the right to convert a New Debenture will be effective against any holder of New Debentures without such holder's consent.

Satisfaction and Discharge of the New Indenture

     The New Indenture will be discharged and canceled if all the New Debentures have been delivered to the New Trustee for cancellation or upon deposit with the New Trustee, within not more than six months prior to the maturity or redemption of all the New Debentures, of funds sufficient for such payment or redemption.

The New Trustee

     American National Bank and Trust Company of Chicago will be the trustee under the New Indenture. Such Bank is the Company's principal banking facility at which the Company has maintained bank accounts and conducted normal banking transactions for a number of years. The Company has obtained loans from the Bank in the past and the Bank has extended a $35,000,000 line of credit to the Company pursuant to an Amended and Restated Senior Revolving Note dated as of August 20, 1996, of which $31,000,000 was in use as of December 16, 1996.

     The holders of a majority in principal amount of all outstanding New Debentures have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the New Trustee, providing that such direction would not conflict with any rule of law or with the New Indenture, would not be unduly prejudicial to the right of another holder of and would not subject the New Trustee to personal liability. The New
Indenture provides that in case an Event of Default should occur and be known to the New Trustee (and not be cured), the New Trustee will be required to use the degree of care of a prudent man in the conduct of his own affairs in the exercise of its rights and powers. Subject to such provisions, the New
Trustee will be under no obligation to exercise any of its rights or powers under the New Indenture at the request of any of the holders of New
Debentures unless they shall have offered to the Trustee security and indemnity satisfactory to it.


                DESCRIPTION OF THE OLD DEBENTURES

     The Old Debentures were issued pursuant to the Old Indenture. The terms of the Old Debentures include those stated in the Old Indenture and those made part of the Old Indenture by reference to the TIA as in effect on the date of the Old Indenture. The Debentures are subject to all such terms, and holders of the Old Debentures are referred to the Old Indenture and the TIA for a statement thereof. The following summary of certain provisions of the Old Indenture does not purport to be complete and is qualified in its entirety by reference to the Old Indenture, including definitions therein of certain terms used below.


General

     The Old Debentures are issued in fully registered form under an Indenture dated as of December 15, 1986 (the "Old Indenture"), between the Company and First Trust of Illinois, a National Association, as successor to Continental Illinois National Bank and Trust Company of Chicago, as Trustee (the "Trustee"). The Debentures bear interest from December 15, 1986 at a rate of 7-1/4%, payable on June 15 and December 15 in each year to holders of record at the close of business on the June 1 and December 1 next preceding the interest payment date. The Old Debentures are due on December 15, 2006 and were issued in denominations of $1,000 and integral multiples thereof.

     The Old Debentures are general unsecured obligations of the Company limited to an aggregate principal amount of $83,000,000. They are subordinated in right of payment to Senior Indebtedness of the Company, as described under "Subordination." The Old Indenture does not limit the incurrence of Senior Indebtedness or any other debt, secured or unsecured, of the Company or any subsidiary (as defined in the Old Indenture). As of December 16, 1996 the outstanding amount of such Senior Indebtedness of the Company was $31,000,000. The Old Debentures will be subordinated in right of payment to the New Debentures.

Conversion

     The holder of any Old Debenture has the right, exercisable at any time up to and including December 15, 2006, except in the case of Old Debentures called for redemption, to convert such Old Debentures at the principal amount thereof (or any portion thereof that is an integral multiple of $1,000) into shares of Common Stock of the Company at the conversion price which is currently $21.14 per share, subject to further adjustment as described below. In the case of Old Debentures called for redemption, conversion rights will expire at the close of business on the 10th business day next preceding the redemption date. Notice of an optional redemption must be mailed not less than 30 and not more than 60 days prior to the redemption date. No payment or adjustment for interest accrued on the Old Debentures is to be made on conversion. No fractional shares will be issued upon conversion and, if the conversion results in a fractional interest, an amount will be paid in cash equal to the value of such fractional interest based on the market price of the Company's Common Stock on the last trading date prior to the date of conversion.

     The conversion price is subject to adjustment upon the occurrence of certain events, including (i) the payment of a dividend in shares of Common Stock to holders of Common Stock or a dividend to holders of the Company's Common Stock payable in shares of the Company's capital stock other than Common Stock; (ii) the subdivision, combination or reclassification of outstanding shares of Common Stock; (iii) the issuance to all holders of Common Stock of the Company of rights or warrants entitling them to purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share (or having a conversion price per share) less than the then current per share market price for such Common Stock; (iv) the distribution to holders of Common Stock of evidences of indebtedness or assets (excluding cash dividends) or rights or warrants (other than those referred to above); and (v) certain mergers, consolidations or sales of assets. No adjustment of the conversion price is made until cumulative adjustments amount to at least $.10. There will be no adjustment of the conversion price in the event of cash distributions or cash dividends paid out of Consolidated Net Income (as defined below) or retained earnings plus $5,000,000, which at August 31, 1996 aggregated $13,100,000. The Proposed Amendments will modify this provision. See "Proposed Amendments to the Old Indenture."

     Conversion price adjustments, or the omission to make such adjustments, may in certain circumstances result in constructive distributions that could be taxable as dividends, to holders of Old Debentures or Common Stock issuable on conversion thereof.

Optional Redemption

     The Old Debentures are redeemable at any time at the option of the Company, as a whole or from time to time in part, at 100% of the principal amount thereof together with interest accrued to the redemption date.

Sinking Fund

     The Old Indenture requires the Company to provide for the retirement, through the operation of a sinking fund, of an amount equal to 7.5% of the principal amount of Old Debentures on December 15, 1996 and on each December 15 thereafter to and including December 15, 2005 at a redemption price equal to the principal amount of the Old Debentures so retired, plus accrued interest to the redemption date. The Company may, at its option, receive credit against sinking fund payments for the principal amount of (a) Old Debentures acquired by the Company and surrendered for cancellation (including converted or exchanged Old Debentures), (b) Old Debentures redeemed or called for redemption otherwise than through the operation of the sinking fund, and (c) Old Debentures purchased by the Company in the open market. As of December 16, 1996 the Company has purchased $12,175,000 in principal amount of Old Debentures in the open market which will meet substantially its sinking fund requirements until December 15, 1998. The amount of any sinking fund payment required for any year ending December 15 shall automatically be reduced by an amount equal to the aggregate principal amount of any Old Debentures called for redemption through operation of the sinking fund and converted into Common Stock on or before the sinking fund redemption date.

     Selection of Old Debentures for any redemption will be made by the Trustee on either a pro rata basis or by lot. Old Debentures in denominations larger than $1,000 may be redeemed in part. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Old Debentures to be redeemed at his registered address. On and after the redemption date, interest ceases to accrue on Debentures or portions thereof called for redemption.

Subordination

     The indebtedness evidenced by the Old Debentures is subordinate to the prior payment when due of the principal of, premium, if any, and interest on all Senior Indebtedness. Upon maturity of any Senior Indebtedness, payment in full must be made on such Senior Indebtedness before any payment is made on or in respect of the Old Debentures. During the continuance of any default in payment of principal of, premium, if any, or interest on Senior Indebtedness, no payment may be made by the Company on or in respect of the Old Debentures. Upon any distribution of assets of the Company in any dissolution, winding-up, liquidation or reorganization of the Company, payment of the principal of, and interest on, the Old Debentures will be subordinated, to the extent and in the manner set forth in the Old Indenture, to the prior payment in full of all Senior Indebtedness. Such subordination will not prevent the occurrence of any Event of Default (as defined). "Senior Indebtedness" means
Indebtedness of the Company outstanding at any time other than Indebtedness of the Company to a subsidiary for money borrowed or advanced from any such subsidiary and Indebtedness which by its terms is not superior in right of payment to the Old Debentures. Senior Indebtedness will include the New Debentures. "Indebtedness" means (1) any debt of the Company (i) for borrowed money, capitalized leases and purchase money obligations or (ii) evidenced by a note, debenture, letter of credit or similar instrument given in connection with the acquisition, other than in the ordinary course of business, of any property or assets; (2) any debt of others described in the preceding clause which the Company has guaranteed or for which it is otherwise liable; and (3) any amendment, renewal, extension or refunding of any such debt.

     By reason of such subordination, in the event of insolvency, holders of the Old Debentures may recover less ratably than the general creditors of the Company and holders of the New Debentures.

Defaults and Remedies

     The term "Event of Default" when used in the Old Indenture means any one of the following: (i) failure of the Company to pay interest for 30 days or principal or any sinking fund installment when due (whether or not prohibited by the subordination provisions); (ii) failure to perform any other covenant for 30 days after notice; (iii) acceleration of the maturity of any Indebtedness of the Company or any subsidiary in any one case or in the aggregate in excess of $1,000,000 (this is being increased to $5,000,000 by the proposed amendments), if such acceleration is not rescinded, annulled or otherwise cured within 30 days after notice to the Company; and (iv) certain events of bankruptcy, insolvency or reorganization of the Company or any subsidiary.

     The Old Indenture provides that the Trustee will, within 90 days after the occurrence of a default, give the Debentureholders notice of all uncured defaults known to it (the term "default" to include the events specified above, without grace or notice), provided that, except in the case of default in the payment of principal or, premium, if any, or interest on any of the Old Debentures, or any Sinking Fund payment, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Debentureholders.

     In case an Event of Default occurs and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Old Debentures then outstanding, by notice in writing to the Company (and to the Trustee if given by the Debentureholders), may declare the principal of and all accrued interest on all the Old Debentures to be due and payable immediately. Such declaration may be rescinded by holders of a majority in principal amount of the Old Debentures if all existing Events of Default have been cured and waived (except nonpayment of principal or interest that has become due solely because of the acceleration) and if the rescission would not conflict with any judgment or decree.

     Defaults (except, unless therefore cured, a default in payment of principal of, premium, if any, or interest on the Old Debentures or failure to make any Sinking Fund payment or a default with respect to a provision which cannot be modified under the terms of the Old Indenture without the consent of each Debentureholder affected) may be waived by the holders of a majority in principal amount of the outstanding Old Debentures upon the conditions provided in the Indenture.

     The Old Indenture requires the Company to file periodic reports with the Trustee as to the absence of defaults.

Limitation on Dividends and Stock Purchases

     The Company may not declare or pay any dividend or make any distribution on its capital stock or to it shareholders (other than dividends or distributions payable in its capital stock) or purchase, redeem or otherwise acquire or retire for value, or permit any subsidiary to purchase or otherwise acquire for value, any capital stock of the Company (i) if at the time of such action an Event of Default shall have occurred and be continuing or occurs as a result thereof, or (ii) if, upon giving effect to such dividend, distribution, purchase, redemption, other acquisition or retirement, the aggregate amount expended for all such purposes (the amount expended for such purposes, if other than in cash, to be determined by the Board of Directors, whose determination shall be conclusive evidence and evidenced by a resolution of the Board filed with the Trustee) subsequent to May 31, 1986, shall exceed the sum of: (a) the aggregate Consolidated Net Income (or net loss) of the Company earned on a cumulative basis subsequent to May 31, 1986; (b) the aggregate net proceeds including the fair market value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board filed with the Trustee), received by the Company from the issue or sale after May 31, 1986 of capital stock of the Company, including capital stock issued upon the conversion of, or exchange for, indebtedness (including the Debentures); and (c) $5,000,000. The Proposed Amendments would amend this covenant to change the May 31, 1986 dates to May 31, 1996 and the $5,000,000 amount to $20,000,000 to make it consistent with the comparable covenant in the New Indenture. As of August 31, 1996 $13,100,000 was available for such purposes and upon adoption of the Proposed Amendments approximately
$21,900,000 will be so available. As such the Company would be increasing the basket by $8,800,000.

     "Consolidated Net Income," for any period, means the aggregate of the Net Income of the Company and its subsidiaries for such period, on a consolidated basis, determined in accordance with generally accepted accounting principles provided that (i) the Net Income of any person in which the Company or any subsidiary has a joint interest with a third party shall be included only to the extent of the amount of dividends or distributions paid to the Company or a subsidiary, and (ii) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded. "Net Income" of any person means the net income (loss) of such person, determined in accordance with generally accepted accounting principles; excluding, however, from the determination of Net Income any gain (but not loss) realized upon the sale or other disposition (including, without limitation, dispositions pursuant to leaseback transactions) of any real property or equipment of such person, which is not sold or otherwise disposed of in the ordinary course of business, or of any capital stock of the Company or a subsidiary owned by such person.

Consolidation, Merger, Conveyance, Transfer or Assumption

     The Company may not consolidate with, merge into, or transfer all or substantially all of its assets to, any other person unless such other person is a corporation organized and existing under the laws of the United States or a State thereof which expressly assumes all obligations of the Company under the Old Indenture and the Old Debentures, such corporation has a Consolidated Tangible Net Worth (after giving effect to such transaction) at least equal to the Consolidated Tangible Net Worth of the Company immediately prior thereto, and immediately after the transaction no default exists. Thereafter all such obligations of the Company terminate.

Modification of the Old Indenture

     The Old Indenture contains provisions permitting the Company and the Trustee without the consent of any Debentureholder to supplement or amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption of the Company's obligations by a successor, to provide for uncertificated Old Debentures in addition to certificated Old Debentures or to make any change that does not materially adversely affect the rights of any Debentureholder. Otherwise, the rights and obligations of the Company and the rights of Debentureholders may be modified by the Company and the Trustee only with the consent of the holders of not less than a majority in principal amount of Old Debentures then outstanding. No waiver of a default in the payment of the principal of or interest on an Old Debenture or reduction in the principal of or the premium or the interest rate on the Old Debentures or change in the Sinking Fund requirements or in the percentage of holders required for modification of the Old Indenture and no extension of the maturity of any Old Debenture or in the time of payment of interest and no change that materially and adversely affects the right to convert an Old Debenture will be effective against any Debentureholder without his consent.

Satisfaction and Discharge of the Old Indenture

     The Old Indenture will be discharged and canceled if all the Old Debentures have been delivered to the Trustee for cancellation or upon deposit with the Trustee, within not more than six months prior to the maturity or redemption of all the Old Debentures, of funds sufficient for such payment or redemption.

The Trustee

     First Trust of Illinois, a National Association as successor to Continental Illinois National Bank and Trust Company of Chicago is the trustee under the Old Indenture.

     The holders of a majority in principal amount of all outstanding Old Debentures have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, providing that such direction would not conflict with any rule of law or with the Old Indenture, would not be unduly prejudicial to the right of another Debentureholder and would not subject the Trustee to personal liability. The Old Indenture provides that in case an Event of Default should occur and be known to the Trustee (and not be cured), the Trustee will be required to use the degree of care of a prudent man in the conduct of his own affairs in the exercise of its rights and powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Old Indenture at the request of any of the Debentureholders unless they shall have offered to the Trustee security and indemnity satisfactory to it.

Concerning the Trustee

     The Old Indenture and the New Indenture contain provisions which permit the Trustee and the New Trustee to engage in other transactions with the Company; including, without limitation, as a creditor, as if it were not the Trustee.


                   DESCRIPTION OF CAPITAL STOCK

     The Company is presently authorized to issue 30 million shares of Common Stock, par value $.05 per share, 10 million shares of Class B Common Stock, par value $.05 per share, and 5 million shares of Preferred Stock, par value $1.00 per share. The Preferred Stock may be issued in series at the election of the Board of Directors which may fix the terms of each such series without further shareholder action. No Preferred Stock is presently outstanding.

     Shares of Class B Common Stock are subject to conversion into shares of Common Stock on a share for share basis as described below. See "Terms of Common Stock and Class B Common Stock - Conversion," below.

     The statements relating to the Common Stock and Class B Common Stock are summaries and do not purport to be complete. Such summaries use terms defined in and are qualified in their entirety by express reference to Article Fourth of the Restated Certificate of Incorporation of the Company. Copies of the Restated Certificate of Incorporation of the Company are available from the Company at 40W267 Keslinger Road, LaFox, Illinois 60147, Attn: William G. Seils.

     The transfer agent and registrar of the Company's Common Stock is Harris Trust and Savings Bank, 111 West Monroe Street, Chicago, Illinois 60690.

Terms of Common Stock and Class B Common Stock

     The Common Stock and Class B Common Stock have the following rights, powers, limitations and restrictions:

     Voting Rights. Except as otherwise described below, and except for voting by class in instances required by law, holders of Common Stock and Class B Common Stock vote with holders of the Preferred Stock (if any are issued with voting rights) as a single class on all matters including the election of directors, with each share of Common Stock having one vote and each share of Class B Common Stock having ten votes.

     There is no cumulative voting in the election of directors and shareholders voting a majority of the votes (including Edward J. Richardson, who presently owns shares having approximately 84.39% of the voting power) at any annual meeting will be able to elect all the directors to be elected, and the minority will not be able to elect any.

     Class Voting. Under the Delaware General Corporation Law, the holders of Common Stock and Class B Common Stock are entitled to vote separately as a class upon any proposed amendment to the Company's Restated Certificate of Incorporation which would (i) increase or decrease the aggregate number of authorized shares of the class in question or par value of such shares or (ii) alter or change the powers, preferences or special rights of shares of such class so as to affect the holders thereof adversely. In addition, except for shares issued pursuant to options granted prior to December 10, 1986 under the Company's stock purchase or option plans or in connection with stock splits, dividends, reclassifications and other subdivisions, additional shares of Class B Common Stock may only be issued upon the approval of holders of a majority of the outstanding shares of Common Stock and Class B Common Stock, each voting separately as a class.

     Dividends, Stock Splits, Combinations, and Property Distributions. Subject to the terms and preferences of the Preferred Stock if issued from time to time and the limitations on cash dividends in the Old and New Indenture relating to the Old and New Debentures (see "Description of Old Debentures - Limitation on Dividends and Stock Purchases" and see "Description of New Debentures - Limitation on Dividends and Stock Purchases"), a cash dividend may be declared on either the Common Stock or Class B Common Stock, but only if a cash dividend is paid simultaneously on the other class; provided, however, that the cash dividend on Class B Common Stock shall be 90% of the cash dividend declared on the Common Stock. Dividends on the Common Stock and Class B Common Stock are not cumulative.

     No other distribution, including upon liquidation, of assets, property, rights to subscribe or evidence of indebtedness may be paid on either the Common Stock or the Class B Common Stock unless a distribution in like kind and equal per-share amount is paid simultaneously on the other class. If the Board of Directors determines to pay a stock dividend on either the Common Stock or the Class B Common Stock (which stock dividend may only be paid in shares of the same class), or in the event of a stock split or a combination of shares of either class, a proportionate stock dividend, stock split or combination of shares must be paid or made in respect to the shares of the other class.

     Transferability and Registration. The Common Stock is freely transferable and shares of Common Stock may be registered as requested by the holder thereof.

     Shares of Class B Common Stock may only be registered in the name of the beneficial owner thereof and not in a "street" or "nominee" name. The "beneficial owner" of shares of Class B Common Stock is defined as the person or persons who, or the entity or entities which, possess the power to direct the voting or the disposition of such shares.

     Shares of Class B Common Stock (or any interest therein) are not freely transferable. A record holder of shares of Class B Common Stock may transfer such shares (whether by sale, assignment, gift, bequest, appointment or otherwise) only to a "Permitted Transferee" (as defined below). Accordingly no trading market will develop in the Class B Common Stock. A transfer of Class B Common Stock to any person or entity other than a "Permitted Transferee" will result in the automatic conversion of such Class B Common Stock into shares of Common Stock on a share-for-share basis.

     The "Permitted Transferees" of an individual holder of shares of Class B Common Stock are generally described as follows:

     (i)  such shareholder's spouse;

     (ii) any lineal descendant of a grandparent of such shareholder, including adopted children, and any spouse of such lineal descendant (said descendants and their spouses, together with such shareholders and their spouses, being hereinafter referred to as "such Class B Stockholder's family members");

     (iii) a trust for the sole benefit of such Class B Stockholder's family members and certain charitable organizations;

     (iv) certain charitable organizations established by such Class B Stockholder's family members;

     (v) a partnership or corporation all of the beneficial ownership of which is owned (and continues to be owned) by such shareholder and/or one or more of his or her Permitted Transferees;

     (vi) the estate of such shareholder; and

     (vii)     an employee stock ownership plan of the Company.

     Shares of Class B Common Stock held by a partnership or corporation may be transferred to a person who had transferred such shares to such partnership or corporation (and to such person's Permitted Transferees) or, if record and beneficial ownership of such shares of Class B Common Stock were acquired by such partnership or corporation on or prior to December 10, 1986, to the partners or stockholders as of such date, and to the Permitted Transferees of such partners or stockholders. Shares held by trusts which are irrevocable on December 10, 1986 may be transferred to any person to whom or for whose benefit the principal of the trust may be distributed under the terms of the trust and such person's Permitted Transferees. Shares held by all other trusts (whether or not in existence as of December 10, 1986) may be transferred to the person who transferred such Class B Common Stock to such trust and such person's Permitted Transferees. Shares held by the estate of a holder of Class B Common Stock may be transferred to Permitted Transferees of such holder of Class B Common Stock. Shares held in any employee benefit plan of the Company may be transferred to the participant for whose account the shares were held or his Permitted Transferee.

     The Company may require the furnishing of such affidavits or other proof as it, in its sole discretion, deems necessary to establish that any person is the beneficial owner of Class B Common Stock or is a Permitted Transferee.

     Conversion. Shares of Class B Common Stock are convertible into Common Stock on a share-for-share basis at all times at the option of the holder without cost to the holder (except to the extent of any stamp or similar tax payable where the converting holder of Class B Common Stock desires that the certificate representing the resulting Common Stock be issued in a name other than that of the converted Class B Common Stock). In general, such conversion will be effective as of the date the Class B Common Stock is surrendered to the Company for conversion.

     Any transfer, pledge or other disposition of shares of Class B Common Stock other than to a Permitted Transferee will result in an automatic conversion to Common Stock, on a share-for-share basis.

     If at any time the number of issued and outstanding shares of Class B Common Stock falls below 10% of the aggregate number of issued and outstanding shares of Common Stock, Class B Common Stock and Preferred Stock, all the outstanding shares of Class B Common Stock immediately and automatically shall be converted into shares of Common Stock. In the event of such a conversion, certificates formerly representing outstanding shares of Class B Common Stock will thereafter be deemed to represent a like number of shares of Common Stock.

     All Shares of Class B Common Stock received by the Company upon conversion thereof into Common Stock will be returned to the status of authorized but unissued.

     Shares of Common Stock are not convertible into shares of Class B Common Stock.

     Future Issuance. Additional shares of Common Stock may be issued or sold by the Company for any lawful purpose. The Company will not issue any additional shares of Class B Common Stock, except pursuant to exercise of options already granted prior to December 10, 1986 under the Company's stock purchase or option plans or in connection with stock splits, stock dividends, reclassifications or other subdivisions, unless such issuance is authorized by the vote of holders of a majority of the outstanding shares of Common
Stock and Class B Common Stock voting separately as a class.

     The Board of Directors possesses the power to issue shares of authorized but unissued Common Stock and Preferred Stock without further shareholder action. In addition, all 5,000,000 shares of authorized Preferred Stock are available for future issuance. If the Board of Directors would determine to issue Preferred Stock which was convertible, such shares would only be convertible into shares of Common Stock.

     Other Terms. Shareholders of the Company do not have preemptive or other rights to subscribe for additional shares of either Common Stock or Class B Common Stock. Upon liquidation, dissolution or winding-up of the affairs of the Company, the holders of the Common Stock and the Class B Common Stock as a single class are entitled to share ratably in the net assets to be distributed with respect to both the Common Stock and the Class B Common
Stock. Neither the Common Stock nor the Class B Common Stock is callable or subject to optional or mandatory redemption, except that shares of Class B Common Stock are subject to automatic conversion into shares of Common Stock as described above under "Conversion." The shares of Common Stock and Class
B Common Stock now outstanding are validly issued, fully paid and nonassessable.


             CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     This summary is based upon laws, regulations, rulings and judicial decisions now in effect and upon proposed regulations, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. Moreover, substantial uncertainties, resulting from the lack of definitive judicial or administrative authority and interpretation, apply to various tax aspects of an exchange pursuant to the Exchange Offer. The summary does not discuss all aspects of Federal income taxation that may be relevant to a particular investor in light of his personal investment circumstances or to certain types of investors subject to special treatment under the Federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign taxpayers and taxpayers who may be subject to the alternate minimum tax) and it does not discuss any aspects of state, local or foreign tax laws. The discussion of the tax consequences to exchanging Debentureholders is limited to such holders who hold an Old Debenture as a "capital asset" on the date of the exchange and who will hold the New Debentures as a "capital asset" within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended
(the "Code").

     The following summary is a general discussion of certain of the Federal income tax consequences of the Exchange Offer and is included herein for general information only. It is not intended as a substitute for careful tax planning. Each holder of Old Debentures should consult his tax advisor with respect to the specific tax consequences to him of the Exchange Offer, including the consequences of any state, local, foreign and other tax consequences of the Exchange Offer.

Tax Consequences to Exchanging Holders of Old Debentures

     Tendering Holders of Old Debentures. The federal income tax consequences of the exchange of Old Debentures for New Debentures pursuant to the Exchange Offer (the "Exchange") depend on whether the Exchange is a "Recapitalization" and on whether the Old Debentures and New Debentures are "securities" for federal income tax purposes. An exchange of securities for securities, of like principal amount, in a recapitalization is not taxable.

     The Company believes that the Exchange is a "recapitalization," and that the Old Debentures and New Debentures are "securities" for federal income tax purposes. Thus, a holder who participates in the Exchange Offer should not recognize gain or loss. Because such determinations are, in substantial part, fact specific, there can be no assurance that the Internal Revenue Service will respect such characterizations. If the Internal Revenue Service successfully establishes that the Exchange is not a "recapitalization" or that the Old Debentures and New Debentures are not "securities," then the Exchange would be a taxable transaction and the holders of the Old Debentures would recognize gain equal to the difference between the fair market value of the New Debentures and the adjusted tax basis of the Old Debentures. Assuming the transaction is non-taxable, a holder's initial tax basis in New Debentures would be equal to the holder's adjusted tax basis in the Old Debentures exchanged therefor, and the holding period of each New Debenture would include the holding period of the Old Debentures exchanged therefor.

     Market Discount on Old Debentures. In general, upon the disposition of a "market discount" bond, any gain recognized by a holder is treated as ordinary income to the extent of accrued market discount thereon. Market discount is defined generally as the excess of (i) the stated redemption price at maturity ("SRPM") of a debt obligation less any unamortized original issue discount ("OID") over (ii) the tax basis of the debt obligation in the hands of the holder immediately after its acquisition. The market discount rules apply only to Old Debentures acquired after April 30, 1993.

     Old Debentures held by the original holders do not bear market discount or OID. In addition, under a de minimis exception, there would be no market discount if the excess of the SRPM of the obligation over the holder's tax basis is less than 0.25% of the SRPM multiplied by the number of complete years to the maturity of the obligation.

     Based on legislative history, regulations of the United States Department of the Treasury ("Treasury Regulations") are expected to be issued that would provide that exchanges of market discount bonds that do not result in full recognition of gain to the holder (such as due to "recapitalization" treatment) would not cause recognition of accrued market discount. If such regulations are promulgated and are applicable to the Exchange, any accrued market discount on Old Debentures would not be treated as ordinary income at the time of the Exchange, but would carry over to the New Debentures issued in exchange therefor.

Federal Income Tax Consequences Associated With New Debentures

     Interest and Original Issue Discount. A holder of New Debentures will be required to include in gross income for federal income tax purposes the stated interest on such debentures in accordance with the holder's method of tax accounting. In addition, if New Debentures are issued with OID, a holder of New Debentures will be required to include in gross income the amount of OID accrued thereon, determined using the New Debenture's yield to maturity (a holder may elect another permissible method to include amounts in gross income). New Debentures will be treated as issued with OID if (i) their stated principal amount exceeds (ii) their "issue price" (subject to the de minimis exception). The "issue price" will equal the fair market value of the New Debentures on the date the New Debentures are issued, if the New Debentures are publicly traded. If the New Debentures are not publicly traded the "issue price" will equal the fair market value of the Old Debentures on the date the New Debentures are issued. Under the de minimis exception, there will be no OID if the OID with respect to the New Debentures is less than 0.25% of the SRPM multiplied by the number of full years from the issue date to the maturity date. Thus if the issue price of the New Debentures is greater than $977.50, there will be no OID. A holder of New Debentures must include the accrued OID thereon in gross income in advance of the receipt of cash in respect of such income.

     The Company believes that the optional redemption provisions and convertibility features applicable to New Debentures will not affect the calculation of OID on such debentures. However, there can be no assurance that the Internal Revenue Service will not take a contrary position, in which case a holder may be required to include OID in income or include greater amounts of OID in income than anticipated.

     Acquisition Premium. The amount of OID, if any, required to be included in gross income by a holder of the New Debentures is reduced if such holder's adjusted tax basis in such New Debentures immediately after the acquisition exceeds their "adjusted issue price" (i.e., generally the issue price of such New Debentures). If a holder's adjusted tax basis in such New Debentures immediately after the acquisition of such debentures exceeds their stated principal amount, then such holder would not be required to include any OID in income (any excess premium over their stated principal amount would be governed by the "bond premium" provisions of the Code, as discussed below).

     Tax Basis. Generally, a holder's tax basis in New Debentures will be increased in the future by the amount of OID, if any, that is included in the holder's income through the day preceding the date of disposition and will be decreased by the amount of any principal payments received.

     Sale or Redemption. The sale, exchange, redemption or other disposition of a New Debenture generally will be a taxable event for federal income tax purposes. A holder generally will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition of a New Debenture (other than in respect of accrued interest thereon) and (ii) the holder's adjusted tax basis in such debt instrument. Subject to the rules relating to market discount discussed below, such gain or loss will be capital gain or loss and would be long-term capital gain or loss if New Debentures were held by the holder for the applicable holding period (currently more than one year) at the time of such sale or other disposition. The holding period of each New Debenture would include the holding period of the Old Debentures exchanged therefor.

     If the Company intended at the time of the original issuance of New Debentures to call such debentures prior to maturity, any gain on the sale, exchange, or redemption or other taxable disposition of New Debentures would be considered ordinary income to the extent that the entire amount of OID with respect to New Debentures exceeded the amount of OID previously includable in the income of any holder. The Company does not have a present intention to call New Debentures before their maturity.

     Market Discount. Generally, gain recognized on the disposition of New Debentures will be treated as ordinary income, and not capital gain, to the extent of any accrued market discount, if any, carried over from Old Debentures. The amount of market discount on New Debentures will be determined in the same manner as described above under "Market Discount on Old Debentures."

     A holder of New Debentures having accrued market discount may elect to include the market discount in income as it accrues. This election would apply to all market discount obligations acquired by the electing holder on or after the first day of the first taxable year to which the election applies and could be revoked only with the consent of the Internal Revenue Service. If a holder of New Debentures elects to include market discount in income, the above-discussed rules with respect to ordinary income recognition resulting from sale and certain other disposition transactions and to deferral of interest deductions would not apply. A holder of New Debentures having accrued market discount may be required to defer the deduction of all or a portion of any interest expense on any indebtedness previously incurred or maintained to purchase the Old Debentures or to carry such debentures.

     Bond Premium. If the initial tax basis of a holder in New Debentures (as discussed above, this amount is generally a carry-over basis from the Old Debentures) exceeds the "amount payable on maturity" (such excess being the "Bond Premium"), the holder may elect to amortize the Bond Premium over the period from such debenture's acquisition date to its maturity date and, except as Treasury Regulations may otherwise provide, reduce the amount of interest included in income in respect of such New Debentures by such amount.

     A holder who elects to amortize Bond Premium must reduce his adjusted basis in such New Debentures by the amount of such allowable amortization. An election to amortize Bond Premium would apply to amortizable Bond Premium on all taxable bonds held at or acquired after the beginning of the holder's taxable year as to which the election is made, and may be revoked subsequently only with the consent of the Service.

     Conversion Feature. The New Debentures are subject to adjustments in their conversion price in certain events. See "Description of the New Debentures - Conversion Rights." Under Section 305 of the Code, changes in the conversion price of a security can in certain circumstances result in deemed taxable dividends to the securities holders. However, under Treasury Regulations, a change in the conversion price of convertible securities pursuant to a bona fide reasonable adjustment formula (other than merely to compensate for payment of cash or property dividends to shareholders) which has the effect of preventing dilution of the interest of such security holders will not be considered to result in a deemed distribution with respect to such securities. It is anticipated that any adjustment to the conversion price would be made solely for such reasonable anti-dilutive protection to the securities holders, and therefore should not result in any taxable income if such change occurs, except in the case of a change in the conversion price that is attributable to a distribution of assets other than Common Stock, rights or warrants.

     Backup Withholding. Unless the exchanging holder or other payee provides his correct taxpayer identification number (employer identification number or social security number) to the Company (as payor) and certifies that such number is correct, generally under the federal income tax backup withholding rules, 31% of the issue price of the New Debentures must be withheld and remitted to the United States Department of the Treasury. Therefore, each exchanging holder should complete and sign the Substitute Form W-9 included so as to provide the information and certification necessary to avoid backup withholding. However, certain exchanging holders (including, among others, certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt foreign recipient, that exchanging holder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt foreign status. Such statements can be obtained from American National Bank and Trust Company of Chicago. For further information concerning backup withholding and instructions for completing the Substitute Form W-9
(including how to obtain a taxpayer identification number if you do not have one and how to complete the Substitute Form W-9 if the Old Debentures are held in more than one name), contact United States Trust Company of New York.

     Withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

Federal Income Tax Consequences To The Company

     The Company will be required to recognize cancellation of indebtedness income to the extent that the principal amount of the Old Debentures cancelled in the exchange exceeds the adjusted issue price of the New Debentures issued in exchange therefor. The Company believes that its net operating loss carryforwards are sufficient so that the recognition of cancellation of indebtedness income will not result in payment of any income tax.

     The New Debentures will have OID in an amount equal to the cancellation of indebtedness income recognized by the Company. The Company will be entitled to deduct this OID over the term of the New Debentures on a yield to maturity basis. The Company will not be entitled to deduct unamortized OID if the New Debentures are converted into Common Stock of the Company.

     THE FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER ARE COMPLEX. THE FOREGOING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. EACH DEBENTUREHOLDER OF OLD DEBENTURES SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE EXCHANGE OFFER, INCLUDING THE APPLICATION OF AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.


              STATE AND LOCAL TAXES; FOREIGN PERSONS

     Holders of Old Debentures should consult their tax advisors concerning the tax implications of the Exchange Offer under applicable state, local and foreign income and other tax laws. Foreign investors should also consult their tax advisors regarding the tax consequences of the Exchange Offer.

                        THE EXCHANGE AGENT

By Registered or Certified Mail:   By Facsimile:    By Hand Delivery

American National Bank and Trust  (312) 661-6491    American National Bank
     Company of Chicago                             and Trust Company of Chicago
        13th Floor                                          13th Floor
  33 North LaSalle Street                             33 North LaSalle Street
    Chicago, IL 60690                                    Chicago, IL 60690
Attn.  Anjali Gottreich or                          Attn.  Anjali Gottreich or
       Elizabeth Nelson                                    Elizabeth Nelson

                      By Overnight Courier:
                 American National Bank and Trust
                        Company of Chicago
                            13th Floor
                     33 North LaSalle Street
                        Chicago, IL 60690
                    Attn.  Anjali Gottreich or
                         Elizabeth Nelson

                      Confirm by Telephone:
               Anjali Gottreich or Elizabeth Nelson
                          (312) 666-6055

                        ADDITIONAL COPIES

     Requests for additional copies of this Offering Circular and Letter of Transmittal should be directed to the Exchange Agent or the Company.

                        Table of Contents


AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . .4

FORM 10-K, 10-Q AND PROXY STATEMENT. . . . . . . . . . . . . . .4

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     The Company . . . . . . . . . . . . . . . . . . . . . . . .5
     Purpose and Effects of The Exchange Offer . . . . . . . . .5
     Market for the New Debentures . . . . . . . . . . . . . . .5
     The New Debentures. . . . . . . . . . . . . . . . . . . . .8
     Comparison of New Debentures and Old Debentures . . . . . .9

SELECTED CONSOLIDATED FINANCIAL DATA . . . . . . . . . . . . . 11

CURRENT DEVELOPMENTS . . . . . . . . . . . . . . . . . . . . . 12

LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . 12

CERTAIN CONSIDERATIONS FOR NONEXCHANGING DEBENTUREHOLDERS. . . 13

PRICE RANGES OF THE OLD DEBENTURES AND THE COMMON STOCK. . . . 13
     Old Debentures. . . . . . . . . . . . . . . . . . . . . . 13
     Common Stock. . . . . . . . . . . . . . . . . . . . . . . 14

PURPOSE AND EFFECTS OF THE TENDER PORTION OF THE EXCHANGE OFFER AND THE PROPOSED AMENDMENTS15
     The Tender Portion. . . . . . . . . . . . . . . . . . . . 15
     Proposed Amendments to the Old Indenture. . . . . . . . . 16

THE EXCHANGE OFFER . . . . . . . . . . . . . . . . . . . . . . 16
     Terms of the Exchange Offer . . . . . . . . . . . . . . . 16
     Expiration Date; Extensions; Termination; Amendments. . . 17
     Solicitation of Consents; Consent Procedure . . . . . . . 18
     Procedures for Tendering. . . . . . . . . . . . . . . . . 19
     Guaranteed Delivery Procedure . . . . . . . . . . . . . . 21
     Conditions of the Exchange Offer. . . . . . . . . . . . . 21
     Acceptance of Old Debentures for Exchange; Delivery of
      New Debentures . . . . . . . . . . . . . . . . . . . . . 23
     Withdrawal Rights and Revocation of Consents. . . . . . . 23
     Exchange Agent. . . . . . . . . . . . . . . . . . . . . . 24
     Financial Advisor . . . . . . . . . . . . . . . . . . . . 25
     Payment of Expenses . . . . . . . . . . . . . . . . . . . 25

 DESCRIPTION OF THE NEW DEBENTURES . . . . . . . . . . . . . . 26
     General . . . . . . . . . . . . . . . . . . . . . . . . . 26
     Conversion. . . . . . . . . . . . . . . . . . . . . . . . 26
     Redemption. . . . . . . . . . . . . . . . . . . . . . . . 27
     Subordination . . . . . . . . . . . . . . . . . . . . . . 27
     Defaults and Remedies . . . . . . . . . . . . . . . . . . 27
     Limitation on Dividends and Stock Purchases . . . . . . . 28
     Consolidation, Merger, Conveyance, Transfer or Assumption 28
     Modification of the New Indenture . . . . . . . . . . . . 29
     Satisfaction and Discharge of the New Indenture . . . . . 29
     The New Trustee . . . . . . . . . . . . . . . . . . . . . 29

DESCRIPTION OF THE OLD DEBENTURES. . . . . . . . . . . . . . . 29
     General . . . . . . . . . . . . . . . . . . . . . . . . . 30
     Conversion. . . . . . . . . . . . . . . . . . . . . . . . 30
     Optional Redemption . . . . . . . . . . . . . . . . . . . 30
     Sinking Fund. . . . . . . . . . . . . . . . . . . . . . . 31
     Subordination . . . . . . . . . . . . . . . . . . . . . . 31
     Defaults and Remedies . . . . . . . . . . . . . . . . . . 31
     Limitation on Dividends and Stock Purchases . . . . . . . 32
     Consolidation, Merger, Conveyance, Transfer or Assumption 33
     Modification of the Old Indenture . . . . . . . . . . . . 33
     Satisfaction and Discharge of the Old Indenture . . . . . 33
     The Trustee . . . . . . . . . . . . . . . . . . . . . . . 33
     Concerning the Trustee. . . . . . . . . . . . . . . . . . 33

DESCRIPTION OF CAPITAL STOCK . . . . . . . . . . . . . . . . . 34
     Terms of Common Stock and Class B Common Stock. . . . . . 34

CERTAIN FEDERAL INCOME TAX CONSEQUENCES. . . . . . . . . . . . 36
     Tax Consequences to Exchanging Holders of Old Debentures. 37 Federal Income Tax Consequences Associated With New
      Debentures . . . . . . . . . . . . . . . . . . . . . . . 37
     Federal Income Tax Consequences To The Company. . . . . . 39

STATE AND LOCAL TAXES; FOREIGN PERSONS . . . . . . . . . . . . 40

THE EXCHANGE AGENT . . . . . . . . . . . . . . . . . . . . . . 40

ADDITIONAL COPIES. . . . . . . . . . . . . . . . . . . . . . . 40